Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

72 MOBILE HOLDINGS, LLC,

72 MOBILE ACQUISITION CORP.

and

AIRVANA, INC.

Dated as of December 17, 2009

TABLE OF CONTENTS

ARTICLE I THE MERGER		1
1.1	Effective Time of the Merger	1
1.2	Closing	1
1.3	Effects of the Merger	1
1.4	Directors and Officers of the Surviving Corporation	2

ARTICLE II CONVERSION OF SECURITIES		2
2.1	Conversion of Capital Stock	2
2.2	Exchange of Certificates	2
2.3	Company Stock Plans	4
2.4	Dissenting Shares	4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		5
3.1	Organization, Standing and Power	5
3.2	Capitalization	6
3.3	Subsidiaries	7
3.4	Authority; No Conflict; Required Filings and Consents	8
3.5	SEC Filings; Financial Statements; Information Provided	10
3.6	No Undisclosed Liabilities	11
3.7	Absence of Certain Changes or Events	11
3.8	Taxes	11
3.9	Owned and Leased Real Properties	12
3.10	Intellectual Property	13
3.11	Contracts	14
3.12	Litigation	15
3.13	Environmental Matters	15
3.14	Employee Benefit Plans	16
3.15	Compliance With Laws	17
3.16	Permits	17
3.17	Labor Matters	17
3.18	Insurance	17
3.19	Opinion of Financial Advisor	17
3.20	Section 203 of the DGCL	18
3.21	Brokers	18
3.22	No Other Information	18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY		18
4.1	Organization, Standing and Power	18
4.2	Authority; No Conflict; Required Filings and Consents	18
4.3	SEC Filings; Information Provided	19
4.4	Operations of the Transitory Subsidiary	20
4.5	Financing	20
4.6	Solvency	21
4.7	Guarantee	21
4.8	Agreements with Company Stockholders, Directors or Management	21

-i-

4.9	No Other Information	21
4.10	Access to Information; Disclaimer	21

ARTICLE V CONDUCT OF BUSINESS		22
5.1	Covenants of the Company	24
5.2	Confidentiality	24
5.3	Equity Financing Commitments	24
5.4	Debt Financing Commitments	25

ARTICLE VI ADDITIONAL AGREEMENTS		27
6.1	No Solicitation	29
6.2	Proxy Statement	30
6.3	Nasdaq Quotation	30
6.4	Access to Information	30
6.5	Stockholders Meeting	30
6.6	Legal Conditions to the Merger	31
6.7	Public Disclosure	31
6.8	Indemnification	32
6.9	Notification of Certain Matters	33
6.10	Exemption from Liability Under Section 16(b)	33
6.11	Service Credit	33
6.12	Company Employee Arrangements	34
6.13	Sale of Investments	34
6.14	Director Resignations	34
6.15	Termination of Agreements	34
6.16	Internal Reorganization	34

ARTICLE VII CONDITIONS TO MERGER		34
7.1	Conditions to Each Party’s Obligation To Effect the Merger	34
7.2	Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary	35
7.3	Additional Conditions to Obligations of the Company	35
7.4	Frustration of Closing Conditions	36

ARTICLE VIII TERMINATION AND AMENDMENT		36
8.1	Termination	36
8.2	Effect of Termination	37
8.3	Fees and Expenses	37
8.4	Amendment	39
8.5	Extension; Waiver	39

ARTICLE IX MISCELLANEOUS		39
9.1	Nonsurvival of Representations, Warranties and Agreements	39
9.2	Notices	39
9.3	Entire Agreement	40
9.4	No Third Party Beneficiaries	41
9.5	Assignment	41
9.6	Severability	41
9.7	Counterparts and Signature	41

-ii-

9.8	Interpretation	41
9.9	Governing Law	42
9.10	Remedies	42
9.11	Submission to Jurisdiction	43
9.12	Disclosure Schedules	43
9.13	Knowledge	43

Exhibit A	Form of Certificate of Incorporation
Exhibit B	Form of Guarantee
Exhibit C	Form of Termination Agreement

-iii-

TABLE OF DEFINED TERMS

Reference in
Terms	Agreement

Acceptable Confidentiality Agreement	Section 6.1(a)
Acquisition Proposal	Section 6.1(f)
Actions	Section 3.12
Affiliate	Section 3.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)
Alternative Debt Commitment Letter	Section 5.4(c)
Alternative Debt Financing	Section 5.4(c)
Alternative Debt Financing Agreement	Section 5.4(c)
Ancillary Agreements	Section 9.10(b)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Bankruptcy and Equity Exception	Section 3.4(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer Damages	Section 9.10(b)
Buyer Disclosure Schedule	Article IV
Buyer Employee Plan	Section 6.11
Buyer Liability Limitation	Section 9.10(b)
Buyer Material Adverse Effect	Section 4.1
Buyer Parties	Section 9.10(c)
Buyer Termination Fee	Section 8.3(d)
Buyer’s Knowledge	Section 9.13
Certificate	Section 2.2(b)
Certificate of Merger	Section 1.1
Claims	Section 6.8(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Commitment Letters	Section 4.5(a)
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Section 3.4(a)
Company Common Stock	Section 2.1(b)
Company Damages	Section 9.10(b)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.14(a)
Company Intellectual Property	Section 3.10(b)
Company Leases	Section 3.9(b)
Company Liability Limitation	Section 9.10(b)
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.11(a)
Company Meeting	Section 3.4(d)

-iv-

Reference in
Terms	Agreement

Company Parties	Section 9.10(c)
Company Preferred Stock	Section 3.2(a)
Company SEC Reports	Section 3.5(a)
Company Stock Options	Section 2.3(a)
Company Stock Plans	Section 2.3(a)
Company Stockholder Approval	Section 3.4(a)
Company Voting Proposal	Section 3.4(a)
Company’s Knowledge	Section 9.13
Confidentiality Agreement	Section 5.2
Continuing Employees	Section 6.11
Debt Commitment Letter	Section 4.5(a)
Debt Financing	Section 4.5(a)
Debt Financing Agreements	Section 5.4(a)
Debt Financing Sources	Section 4.5(a)
Dissenting Shares	Section 2.4(a)
DGCL	Preamble
Effect	Section 3.1
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Environmental Law	Section 3.13(b)
Equity Commitment Letter	Section 4.5(a)
Equity Financing	Section 4.5(a)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.2(f)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Expense Reimbursement	Section 8.3(b)
Filed Company SEC Reports	Article III
Financing	Section 4.5(a)
Financial Statements	Section 3.5(b)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(c)
GSO	Section 4.5(a)
Guarantee	Section 4.7
Hazardous Substance	Section 3.13(c)
HSR Act	Section 3.4(c)
Indemnified Parties	Section 6.8(a)
Intellectual Property	Section 3.10(a)
Interim Investment Agreement	Section 4.8
Internal Reorganization	Section 6.16
Investor	Section 4.5(a)
IRS	Section 3.8(c)
Lien	Section 3.4(b)

-v-

Reference in
Terms	Agreement

Maximum Premium	Section 6.8(c)
Merger	Preamble
Merger Consideration	Section 2.1(c)
Notice of Superior Proposal	Section 6.1(b)
Option Consideration	Section 2.3(b)
Ordinary Course of Business	Section 3.6
Outside Date	Section 8.1(b)
Permits	Section 3.16
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.5(c)
Required Company Stockholder Vote	Section 3.4(d)
Representatives	Section 6.1(a)
Rollover Commitment Letters	Section 4.8
Schedule 13E-3	Section 3.5(c)
SEC	Section 3.5(a)
Securities Act	Section 3.2(c)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.1
Tax Returns	Section 3.8(b)
Taxes	Section 3.8(b)
Termination Agreement	Section 6.15
Termination Fee	Section 8.3(c)
Third Party Intellectual Property	Section 3.10(b)
Transitory Subsidiary	Preamble
UK Stock Option	Section 2.3(a)
WARN	Section 3.17

-vi-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of December 17, 2009, by and among 72 Mobile Holdings, LLC, a Delaware limited liability company (the “Buyer”), 72 Mobile Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), and Airvana, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of the Transitory Subsidiary and the Company have each determined that this Agreement and the Merger are advisable and in the best interests of each corporation and their respective stockholders and recommended that their respective stockholders adopt this Agreement; and

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

1.1  Effective Time of the Merger.  Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and immediately following the Closing the Company, as the surviving corporation in the Merger (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”), shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2  Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts or New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

1.3  Effects of the Merger.  At the Effective Time (a) the Transitory Subsidiary shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Transitory Subsidiary shall cease and the Company shall continue as the Surviving Corporation of the Merger and (b) the Certificate of Incorporation of the Company as in effect on the date of this Agreement shall be amended in its entirety as set forth on Exhibit A hereto, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL. In addition, subject to Section 6.8(b) hereof, after the Effective Time the Buyer shall cause the By-laws of the Surviving Corporation to be amended and restated in their entirety so that, as soon as practicable following the Effective Time, they are identical to the By-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time, except that all references to the name of the Transitory Subsidiary therein shall be changed to refer to the name of the Company, and, as so amended and restated, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4  Directors and Officers of the Surviving Corporation.

(a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1  Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Capital Stock of the Transitory Subsidiary.  Each share of the common stock, par value $0.001 per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock.  All shares of common stock, $0.001 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor. Shares of Company Common Stock owned by any wholly owned Subsidiary of the Company shall remain outstanding.

(c) Merger Consideration for Company Common Stock.  Subject to Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b), Dissenting Shares (as defined in Section 2.4(a) below) and Company Common Stock owned by any wholly owned Subsidiary of the Company) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $7.65 in cash per share (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d) Adjustments to Merger Consideration.  The Merger Consideration shall be adjusted, without duplication, to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring after the date hereof and prior to the Effective Time.

2.2  Exchange of Certificates.  The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent.  At or prior to the Effective Time, the Buyer shall deposit or cause to be deposited with Computershare Trust Company, N.A. or another bank or trust company mutually acceptable to the Buyer and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this

Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock (the “Exchange Fund”).

(b) Exchange Procedures.  Promptly (and in any event within three (3) Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2.

(c) No Further Ownership Rights in Company Common Stock.  All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall be entitled to receive only from the Buyer payment of its claim for Merger Consideration.

(e) No Liability.  Notwithstanding anything herein to the contrary, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Withholding Rights.  Each of the Buyer, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, the Exchange Agent or the Buyer, as the case may be, such withheld amounts (i) shall be remitted by the Buyer, the Exchange Agent or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, the Exchange Agent or the Buyer, as the case may be.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement; provided, however, that the Exchange Agent may, in its discretion and as a condition precedent to the payment of the Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Buyer, the Exchange Agent and the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3  Company Stock Plans.

(a) The Company shall take such action as shall be required:

(i) to cause the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) to be accelerated in full effective immediately prior to the Effective Time;

(ii) to effectuate the cancellation, as of the Effective Time, of all Company Stock Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Stock Options); and

(iii) to cause, pursuant to the Company Stock Plans, each outstanding Company Stock Option to represent as of the Effective Time solely the right to receive, in accordance with this Section 2.3, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other person or any other consideration; provided that with respect to each Company Stock Option granted under the Company’s 2007 Stock Incentive Plan to employees resident in the United Kingdom (a “UK Stock Option”), the Company shall provide the holder thereof with (A) notice that the Company Stock Option will terminate immediately prior to the Effective Time and represent as of the Effective Time solely the right to receive, in accordance with this Section 2.3, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option, and (B) the opportunity to exercise the Company Stock Option prior to the Effective Time.

(b) Each holder of a Company Stock Option so cancelled shall receive from the Buyer, in respect and in consideration of each such Company Stock Option, as soon as practicable following the Effective Time (but in any event not later than three Business Days), an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”). In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled and have no further force or effect.

(c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and, if applicable, payment for such Company Stock Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Stock Options. The Buyer shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 2.3.

2.4  Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares of Company Common Stock in accordance with the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall, subject to Section 2.4(b), not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares.

(c) The Company shall give the Buyer: (i) prompt notice and a copy of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the

DGCL that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer or agree to do either of the foregoing prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer or agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as set forth in (x) the corresponding section of the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Schedule”), (y) any other section of the Company Disclosure Schedule to the extent it is readily apparent from a reading of such disclosure that such disclosure is applicable to such statement in this Article III or (z) as disclosed in any Company SEC Report filed on or after December 31, 2008 and prior to the date hereof (the “Filed Company SEC Reports”), other than disclosure in such Company SEC Reports referred to in the “Risk Factors” and “Forward Looking Statements” sections thereof or any other disclosures in the Filed Company SEC Reports which are forward-looking in nature.

3.1  Organization, Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Where applicable as a legal concept, the Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect. The Company has made available to the Buyer complete and correct copies of the certificate of incorporation and bylaws of the Company, as amended to the date of this Agreement, and is not in violation in any material respect of any of the provisions contained in such documents. For purposes of this Agreement, the term “Company Material Adverse Effect” means any effect, change, event, circumstance or development (each, an “Effect”) that is, or would be reasonably likely to be, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, or any Effect arising or resulting from any of the following, shall constitute, or shall be considered in determining whether there has occurred, or may, would or could occur, a Company Material Adverse Effect:

(a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) conditions (or changes in conditions) in the industries or markets in which the Company operates;

(d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world occurring after the date hereof;

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world occurring after the date hereof;

(f) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the identity of the Buyer or the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners, to the extent caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(g) changes after the date hereof in law or other legal or regulatory conditions (or the interpretation thereof) or changes after the date hereof in GAAP or other accounting standards (or the interpretation thereof) or that result from any action taken for the purpose of complying with any such changes;

(h) any actions taken or failure to take action, in each case, to which the Buyer has approved, consented to or requested in writing; or compliance with the terms of, or the taking of any action required by, this Agreement (including Section 6.6 but excluding the first sentence of Section 5.1);

(i) any fees or expenses incurred in connection with the transactions contemplated by this Agreement;

(j) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect underlying such change or failure has resulted in, or contributed to, a Company Material Adverse Effect); and

(k) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of or related to this Agreement or the Merger;

provided, further, however, that any Effect referred to in clauses (a) through (e) may be taken into account for purposes of each such respective clause if, and only to the extent that, such Effect adversely affects the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to (x) other participants operating in industries in which the Company and its Subsidiaries operate in the case of clause (c) or (y) other participants operating in industries and the affected geography in which the Company and its Subsidiaries operate in the case of clauses (a), (b), (d) and (e). With respect to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 3.4(b) and Section 3.4(c) the exception set forth in clause (f) shall not apply.

3.2  Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 350,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, $0.001 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of the close of business on December 11, 2009, (i) 62,879,603 shares of Company Common Stock were issued and outstanding, (ii) 13,724,285 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options and (iii) no shares of Company Preferred Stock were issued or outstanding. There are no unvested restricted stock awards of Company Common Stock outstanding.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the close of business on December 11, 2009, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan; and (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule. The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.

(c) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of, or other equity or voting interest in, the Company, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or other rights or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, any capital stock or other equity or voting interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment, agreement or other similar contract relating to any capital stock of, or other equity or voting interest (including any voting debt) including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of the Company. The Company does not have any outstanding equity compensation relating to the capital stock of the Company. Neither the Company nor any of its Subsidiaries has any obligation to make any payments based on the price or value of Company Common Stock or any other securities of the Company or dividends paid thereon. No direct or indirect Subsidiary of the Company owns any Company Common Stock. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or with respect to the election or appointment of directors of the Company or its Subsidiaries. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). There are no registration rights, rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company (other than as provided in award agreements relating to Company Stock Options as they relate to using shares of Company Common Stock to pay income Taxes) or any obligations binding on the Company to grant or extend such rights.

(f) The Company Common Stock constitutes the only outstanding class of securities of the Company registered under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(g) As of the date hereof, there is no outstanding indebtedness for borrowed money of the Company and its Subsidiaries other than indebtedness identified in Section 3.2(g) of the Company Disclosure Schedule.

3.3  Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company and sets forth a complete and accurate list of all outstanding securities of each Subsidiary and the registered and beneficial owner thereof. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its organization, has all requisite company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Where applicable as a legal concept, each Subsidiary of the Company is duly qualified to do business and in good standing as a foreign company in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company or another of its wholly-owned Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests).

(c) Except as set forth in this Section 3.3, (A) there are no equity securities of, or other equity or voting interest in, any of the Subsidiaries of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or other rights or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, any capital stock or other equity or voting interests of any of the Company’s Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment, agreement or other similar contract relating to any capital stock of, or other equity or voting interest (including any voting debt) including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of the Company’s Subsidiaries. None of the Company’s Subsidiaries has any outstanding equity compensation relating to the capital stock of any of the Company’s Subsidiaries. Neither the Company nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any securities of the Company’s Subsidiaries or dividends paid thereon. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of any of the Subsidiaries of the Company.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in (and neither the Company nor any of its Subsidiaries has any obligation to make an investment in or capital contribution to) any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company.

3.4  Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into, execute and deliver this Agreement and each Ancillary Agreement to which it is a party and, subject, in the case of this Agreement, to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the performance of the Company of its covenants and obligations hereunder, and declared its advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and recommended that the stockholders of the Company vote in favor of the adoption of this Agreement, (iv) approved each of the Ancillary Agreements to which the Company is a party, and (v) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement or any Ancillary

Agreement to which the Company is a party. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party, the performance of the Company of its covenants and obligations hereunder and thereunder, and the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements by the Company have been duly authorized by all necessary corporate action on the part of the Company, with the consummation of such transactions contemplated by this Agreement subject only to the required receipt of the Company Stockholder Approval. This Agreement and each Ancillary Agreement to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its and their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party by the Company do not, and the performance by the Company of its obligations hereunder and under such Ancillary Agreements and the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements to which the Company is a party shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, pledge, lien, charge, encumbrance, option to purchase, lease or otherwise acquire any interest or security interest (“Lien”) on the Company’s or any of its Subsidiary’s properties, rights or assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties, rights or assets may be bound, or (iii) subject, in the case of this Agreement, to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties, rights or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, modifications, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or any Ancillary Agreement to which the Company is a party, the performance by the Company of its obligations hereunder or thereunder or the consummation by the Company of the transactions contemplated by this Agreement or such Ancillary Agreements, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other applicable foreign antitrust law, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) filings required under, and compliance with the requirements of, the Securities Act and Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

(d) The affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5  SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, certifications, forms, reports and other documents required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) since January 1, 2007. All such registration statements, certifications, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC. As of the date of this Agreement, the Company has not received written notice that any of the Company SEC Reports is the subject of ongoing SEC review that is still pending. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. No executive officer of the Company has failed to make the certifications required of him or her under section 302 or 906 of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy of such certifications.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained (or incorporated by reference) or to be contained (or to be incorporated by reference) in the Company SEC Reports (the “Financial Statements”) at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Financial Statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. Since January 1, 2008, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s Financial Statements in accordance with GAAP, except as described in the notes to such Company Financial Statements. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Reports nor any obligations to enter into any such arrangements. The consolidated, unaudited balance sheet of the Company as of June 28, 2009 is referred to herein as the “Company Balance Sheet.”

(c) The proxy statement to be sent to the stockholders of the Company in connection with the Company Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the stockholders of the Company (as amended or supplemented from time to time, the “Schedule 13E-3”) shall not, on the date the Proxy Statement (including any amendment or supplement) is first mailed to stockholders of the Company or at the time of the Company Meeting, or, in the case of the Schedule 13E-3 (including any amendment or supplement or document to be incorporated by reference), on the date it is filed with the SEC, contain any statement which, at such time and in light of the circumstances under which made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which made; or, with respect to the Proxy Statement, omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of the Buyer or the Transitory Subsidiary for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event.

(d) The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the chief executive officer and chief financial officer of the Company by others within those entities. Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which could reasonably adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. To the Company’s Knowledge, there is no fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries has outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002. The Company is in compliance with the applicable listing and other rules and regulations of The Nasdaq Global Market.

3.6  No Undisclosed Liabilities.  Except (i) as disclosed in the Company Balance Sheet, (ii) for contractual liabilities or liabilities, in each case incurred in the ordinary course of business consistent in all material respects with past practice (the “Ordinary Course of Business”) after the date of the Company Balance Sheet and (iii) for liabilities incurred in accordance with this Agreement, the Company and its Subsidiaries do not have any liabilities (whether accrued, absolute, contingent or otherwise) of any nature, either matured or unmatured that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

3.7  Absence of Certain Changes or Events.  Since December 28, 2008, there has not been a Company Material Adverse Effect. Since the date of the Company Balance Sheet, (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (b) there has not been any other action or event that would have required the consent of the Buyer or be prohibited under Section 5.1 of this Agreement (other than paragraphs (b), (k) and (l) of Section 5.1) had such action or event occurred after the date of this Agreement.

3.8  Taxes.

(a) Each of the Company and its Subsidiaries has filed all material Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects.

(b) Each of the Company and its Subsidiaries has paid on a timely basis all Taxes due and payable, whether or not shown to be due on any such Tax Return or, where payment is not yet due, has made adequate provision for all Taxes in the Financial Statements of the Company in accordance with GAAP. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(c) The Company has made available to the Buyer correct and complete copies of all federal income and other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since January 1, 2005. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”) or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(c) of the Company Disclosure Schedule. No material examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Company’s Knowledge, threatened or contemplated and there is no outstanding assessment, dispute or claim concerning any material Tax liability of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any change in the method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date, “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, or material prepaid amount received on or prior to the Closing Date.

(e) Neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code; or (ii) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

(f) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by or has any continuing obligation under any Tax indemnity, Tax sharing or Tax allocation agreement.

(g) All Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and, to the extent required, have been paid to the relevant taxing authority.

(h) Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(i) Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder, and there are no Tax Liens upon any of the assets or properties of the Company or any of its Subsidiaries.

3.9  Owned and Leased Real Properties.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all material real property leased, subleased or licensed to or by the Company or any of its Subsidiaries, whether as sublandlord, tenant or subtenant, (collectively “Company Leases”) and the location of the premises. Each of the Company Leases is a valid and binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has made available to the Buyer complete and accurate copies of all Company Leases.

3.10  Intellectual Property.

(a) The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use, free and clear of all Liens, all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted, the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Intellectual Property” means all intellectual and industrial property rights, including (i) patents, trademarks, service marks, trade names, domain names, other source indicators, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, other source indicators, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications (including source and object code) and systems and (iv) other tangible or intangible proprietary or confidential information and materials.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate, accelerate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company and its Subsidiaries, taken as a whole (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, excluding generally commercially available, off-the-shelf software licenses with less than $100,000 in annual license fees (the “Third Party Intellectual Property”). Section 3.10(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all patents and patent applications and trademark registrations and applications, copyright registrations and domain names owned by the Company or its Subsidiaries and Section 3.10(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all licenses for Third Party Intellectual Property.

(c) All patents and applications and registrations for patents, trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, are subsisting. No patent or applications and registrations for patents, trademarks, service marks or copyrights have unintentionally expired or been abandoned or cancelled and, to the Company’s Knowledge, there are no claims challenging the validity or enforceability of the Company Intellectual Property. To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(d) The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Since January 1, 2005, neither the Company nor any of its Subsidiaries has received any written claim or notice (including cease and desist letters or invitations to take a patent license) alleging any infringement, violation or misappropriation of any Intellectual Property.

(e) None of the software that is distributed or made available to others by the Company incorporates or is derived from any software subject to an “open source” or similar license that requires the licensing or distribution of its source code to others. No source code for the Company’s software has been deposited in escrow, and none of the Company’s source code has been made available to any third party except for such disclosures that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(f) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain (x) their confidential information and trade secrets, (y) their sole ownership of material proprietary Intellectual Property (including by entering into Intellectual Property assignment agreements with all persons who have created or contributed to material proprietary Intellectual Property) and (z) the security and integrity of their material systems and software; and (ii) to the Company’s Knowledge, all software and systems owned or used by the

Company or its Subsidiaries are (x) free from any material defect, bug, virus, error or corruptant, and (y) fully functional and operate and run in a reasonable and efficient business manner.

3.11  Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts and agreements to which the Company or any of its Subsidiaries is a party as of the date of this Agreement that are material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, including without limitation (collectively, the “Company Material Contracts”):

(i) any agreement, contract or commitment in connection with which or pursuant to which the Company and its Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $100,000 during the current fiscal year or during the next fiscal year;

(ii) any non-competition or other agreement that prohibits or otherwise restricts in any material respect, the Company or any of its Subsidiaries or Affiliates from freely engaging in business anywhere in the world (including any agreement restricting the Company or any of its Subsidiaries or Affiliates from competing in any line of business or in any geographic area or that grants to any party most-favored-nation or similar rights);

(iii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(iv) any agreement relating to Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, (excluding generally commercially available, off-the-shelf software licenses with less than $100,000 in annual license fees);

(v) any contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the Ordinary Course of Business, or (B) pursuant to which the Company or any of its Subsidiaries will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money, extension of credit, surety bonds or guarantees of indebtedness in each case in excess of $100,000 other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the Ordinary Course of Business;

(vii) any contract that involves any material joint venture, partnership or similar arrangement;

(viii) any contract or agreement that would obligate the Company or any of its Subsidiaries to file a registration statement under the Securities Act, which filing has not yet been made;

(ix) any agreement that involves, other than sales or repurchases of inventory in the Ordinary Course of Business, acquisitions or dispositions, directly or indirectly (by merger or otherwise), of assets or capital stock or other voting securities or equity interests of another person or the Company or any of its Subsidiaries (A) for aggregate consideration in excess of $200,000 or (B) that involves continuing or contingent obligations of the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries taken as a whole or is not yet consummated; and

(x) any agreement that relates to any material settlement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the Ordinary Course of Business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company, (B) settlement agreements for cash only (which has been paid) and does not exceed $200,000 as to such settlement or (C) settlement agreements entered into more than one year prior to the date of this Agreement under which neither the Company nor any of its Subsidiaries has any continuing material obligations, liabilities or rights (excluding releases).

(b) Each Company Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Company’s Knowledge, each other party thereto, and is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is or is alleged in writing to be in violation or breach of or in default under any Company Material Contract (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation or breach of or default under any Company Material Contract), except for violations, breaches or defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice in writing that any party which is currently doing business with the Company or any of its Subsidiaries intends to terminate, limit or restrict its relationship with the Company or any of its Subsidiaries. The Company has made available to the Buyer a complete and accurate copy of each Company Material Contract.

(c) Neither the Company nor any of its Subsidiaries has entered into any transaction, agreement, arrangement or understanding with any Affiliate (including any director or officer) of the Company or any of its Subsidiaries or any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K.

3.12  Litigation.  There is no action, suit, proceeding, claim, demand, arbitration, charge or investigation (collectively “Actions”) pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any of their securities, rights, assets or properties that, individually or in the aggregate, if adversely determined, would reasonably be expected to have a Company Material Adverse Effect. There are no material judgments, rulings, orders, decrees, writs or injunctions outstanding against the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries are subject.

3.13  Environmental Matters.

(a) Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries is in compliance with all, and has not violated any, applicable Environment Laws; (ii) neither the Company nor any of its Subsidiaries is subject to any Action relating to any Environmental Law, and to the Company’s Knowledge, no such Action against the Company or any of its Subsidiaries is threatened; (iii) neither the Company nor any of its Subsidiaries has, since January 1, 2005, received any written notice alleging any of them is not in compliance with applicable Environmental Laws or is subject to liability relating to any Environmental Law; (iv) Hazardous Substances are not present at and have not been disposed of, arranged to be disposed of, transported, released or threatened to be released at or from any of the properties or facilities currently or formerly owned, leased or operated by the Company or any of its Subsidiaries in violation of, or in a condition or a manner or to a location that would reasonably be expected to give rise to liability to the Company or any of its Subsidiaries under or relating to, any Environmental Law; and (v) neither the Company nor any of its Subsidiaries has contractually assumed or provided indemnity against any liability of any other person or entity relating to any Environmental Laws.

(b) For purposes of this Agreement, the term “Environmental Law” means any law, regulation, rule, common law, order, decree or permit requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “pollutant,” “contaminant,” “waste,” “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law, (ii) any petroleum, petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon, or (iii) any substance or material that would otherwise reasonably be expected to result in liability under any applicable Environmental Law.

(d) The parties agree that the only representations and warranties of the Company in this Agreement as to any Environmental Law or Hazardous Substance or any obligations or liabilities related to any Environmental Law or Hazardous Substance are those contained in this Section 3.13 and Sections 3.4, 3.6, 3.11 and 3.16 hereof. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Section 3.15 do not relate to Environmental Laws or Hazardous Substances.

3.14  Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, insurance coverage, severance benefits, disability benefits, fringe benefits, employee loan, employment, change in control, deferred compensation, bonuses, stock options, stock purchase, restricted stock unit, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee, director or consultant of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

(b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (i) such Company Employee Plan, (ii) the most recent annual report (Form 5500) filed with the IRS and (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan.

(c) Each Company Employee Plan is being administered in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(d) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened.

(e) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f) Neither the Company nor any of its Subsidiaries is a party to any (i) agreement with any current or former stockholder, director, executive officer or other employee or consultant of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer, consultant or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. No Company Employee Plan exists and there are no other contracts, plans or arrangements (written or otherwise) covering any current or former stockholder, director, executive officer or other employee or consultant of the Company or any of its Subsidiaries that, individually or collectively, as a result of the execution of this Agreement or the transactions contemplated hereunder (whether alone or in connection with any other events), would reasonably be expected to result in any payments which would result in the loss of a deduction under Section 280G of the Code or which would be subject to an excise tax under Section 4999 of the Code.

(g) Neither the Company nor any of its Subsidiaries has any direct or indirect liability, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(h) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

3.15  Compliance With Laws.  The Company and each of its Subsidiaries is in compliance with, is not in violation of, and, since January 1, 2008, has not received any written notice alleging any violation with respect to, any applicable statute, law, order or regulation with respect to the conduct of its business, or the ownership or operation of its properties, rights or assets, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.16  Permits.  The Company and each of its Subsidiaries have all permits, licenses, franchises, governmental consents, registrations, orders, grants or other authorizations of Governmental Entities (collectively, “Permits”) required to conduct their businesses as now being conducted, except for such Permits the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.17  Labor Matters.  Section 3.17 of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries whose annual rate of base compensation exceeds $75,000 per year, along with the position and the annual rate of base compensation of each such person. The Company is not a party to or subject to, and is not currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel the Company or any of its Subsidiaries to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no pending or, to the Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours except for any noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar laws or regulations of any jurisdiction within the last six months which remains unsatisfied.

3.18  Insurance.  Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses and sufficient to comply with applicable law. All such insurance policies are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

3.19  Opinion of Financial Advisor.  The financial advisor to the Special Committee of the Board of Directors of the Company, Goldman, Sachs & Co., has delivered to the Special Committee an opinion, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the $7.65 in cash per share of Company Common Stock to be paid to the holders

(other than such holders party to the Rollover Commitment Letters) of shares of Company Common Stock pursuant to this Agreement is fair to such holders from a financial point of view. The Company shall deliver an executed copy of such opinion to the Buyer promptly following receipt of such opinion in written form.

3.20  Section 203 of the DGCL.  The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, any of the Ancillary Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or any of the Ancillary Agreements. No other state anti-takeover statute applies to the Company as a result of the transactions contemplated hereby or any of the Ancillary Agreements, including the Merger.

3.21  Brokers.  No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, investment banking, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except for those persons identified on Section 3.21 of the Company Disclosure Schedule whose fees and expenses shall be paid by the Company. The Company has made available to the Buyer a complete and accurate copy of all agreements pursuant to which any person identified on Section 3.21 of the Company Disclosure Schedule is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

3.22  No Other Information.  The Company acknowledges that neither the Buyer, the Transitory Subsidiary nor any of their Affiliates or Representatives make any representations or warranties as to any matter whatsoever except as expressly set forth in Article IV of this Agreement. The representations and warranties set forth in Article IV of this Agreement are made solely by the Buyer and the Transitory Subsidiary, and the Company will have no recourse against any Representative of the Buyer or the Transitory Subsidiary including any former, current or future general or limited partner, member, officer, employee or stockholder of the Buyer or any of its Affiliates in connection with or arising out of the transactions contemplated by this Agreement, except as may be expressly set forth in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
TRANSITORY SUBSIDIARY

The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth in the corresponding section of the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”).

4.1  Organization, Standing and Power.  Each of the Buyer and the Transitory Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite organizational power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign entity in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any Effect that would individually or in the aggregate, prevent or materially delay or materially impair the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

4.2  Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Transitory Subsidiary has all requisite organizational power and authority to enter into, execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and such Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements to which the Buyer or the Transitory Subsidiary is a party, the performance of each of the Buyer and the Transitory Subsidiary of its covenants and obligations hereunder and thereunder and the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary organizational action on the part of each of the Buyer and the Transitory Subsidiary other than adoption of this Agreement by the Buyer in its capacity as sole stockholder of Transitory Subsidiary (the Buyer hereby agreeing to adopt this Agreement in its capacity as sole stockholder of Transitory Subsidiary as soon as practicable after the execution hereof). This Agreement and each Ancillary Agreement to which the Buyer or Transitory Subsidiary is a party have been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitute the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its and their terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement and the Ancillary Agreements to which the Buyer or the Transitory Subsidiary is a party by each of the Buyer and the Transitory Subsidiary do not, and the performance of each the Buyer and the Transitory Subsidiary of its obligations hereunder and under such Ancillary Agreements and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement and such Ancillary Agreements shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Transitory Subsidiary or similar charter documents of the Buyer, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s properties, rights or assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties, rights or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties, rights or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, modifications, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of its capital stock are listed for trading is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement or any Ancillary Agreement to which the Buyer or the Transitory Subsidiary is a party or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement or such Ancillary Agreements, except for (i) the pre-merger notification requirements under the HSR Act and any other applicable foreign antitrust law, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business and (iii) filings required under, and compliance with the requirements of, the Securities Act and Exchange Act.

(d) No vote of the holders of any class or series of the Buyer’s equity securities or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3  SEC Filings; Information Provided.

(a) Neither the Buyer nor any subsidiary or parent of the Buyer (other than portfolio companies of the Buyer or parent of the Buyer not participating in the Merger) is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement (including any amendment or supplement) to be sent to the stockholders of the Company in connection with the Company Meeting or in the Schedule 13E-3 (including any amendment or supplement) shall not, on the date the Proxy

Statement (including any amendment or supplement) is first mailed to stockholders of the Company or at the time of the Company Meeting, or, in the case of the Schedule 13E-3 (including any amendment or supplement), on the date it is filed with the SEC, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which made; or, with respect to the Proxy Statement, omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.4  Operations of the Transitory Subsidiary.  The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5  Financing.

(a) The Buyer has delivered to the Company complete and correct copies of (i) a fully executed commitment letter from GSO Capital Partners LP (“GSO”) including the term sheets attached thereto (the “Debt Commitment Letter”), pursuant to which such financial institution has committed (on behalf of certain funds managed by GSO), upon the terms and subject to the conditions set forth therein, to provide debt financing in an amount up to $170 million in connection with the transactions contemplated by this Agreement; and (ii) a fully executed commitment letter from S.A.C. Capital Management, LLC (the “Investor”) (the “Equity Commitment Letter”), pursuant to which the Investor has committed that it and/or its affiliates or designated co-investors will, upon the terms and subject only to the conditions set forth therein, provide equity financing in the aggregate amount of $103.1 million in connection with the transactions contemplated by this Agreement. The Debt Commitment Letter and the Equity Commitment Letter are hereinafter referred to collectively as the “Commitment Letters.” The financing contemplated pursuant to the Debt Commitment Letter is hereinafter referred to as the “Debt Financing” and the financing contemplated pursuant to the Equity Commitment Letter is hereinafter referred to as the “Equity Financing.” The financing contemplated pursuant to the Debt Commitment Letter and the Equity Commitment Letter, respectively, is hereinafter referred to collectively as the “Financing.” The persons providing the Financing pursuant to the Debt Commitment Letter (or any Alternative Debt Financing) are hereinafter referred to as the “Debt Financing Sources.”

(b) The Debt Commitment Letter is in full force and effect and is a legal, valid and binding obligation of the Buyer and, to the Buyer’s Knowledge, the other party thereto; the Equity Commitment Letter is in full force and effect and is a legal, valid and binding obligation of the Buyer and the other party thereto; all commitment fees and other fees required to be paid pursuant to either Commitment Letter have been paid in full or will be duly paid in full when due; as of the date of this Agreement, the Commitment Letters have not been amended or terminated; and, as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default thereunder. The consummation of the Financing is subject to no contingency or contingencies other than those set forth in the copies of the Commitment Letters delivered to the Company. As of the date of this Agreement, neither the Buyer nor the Transitory Subsidiary has any reason to believe that any of the conditions to the Financing will not be satisfied or the Financing will not be available on the Closing Date as contemplated in the Commitment Letters. Assuming the accuracy of the representations and warranties set forth in Sections 3.2(a), 3.2(b), 3.2(c), 3.2(g) and 3.5(b) to the standards set forth in Section 7.2(a), the aggregate proceeds of the Financing, together with any cash or cash equivalents (including upon the sale of the Company’s investments pursuant to Section 6.13) held by the Company as of the Effective Time, if funded, will be sufficient to enable the Buyer to pay in cash all amounts required to be paid by it, the Surviving Corporation and the Transitory Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement.

(c) Neither the Buyer nor the Transitory Subsidiary is, as of the date hereof, aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in any Commitment Letter inaccurate in any material respect or that would cause the commitments provided in any Commitment Letter to be terminated or ineffective or any of the conditions contained therein not to be met.

(d) The equity investment by the Investor under the Equity Commitment Letter is not subject to any condition other than the fulfillment in accordance with the terms hereof of the conditions to the Buyer’s and the Transitory Subsidiary’s obligations to consummate the Merger set forth in Section 7.1 and Section 7.2

4.6  Solvency.  Assuming, (a) satisfaction of the conditions to the Buyer’s obligations to consummate the Merger as set forth herein and (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any Company’s Knowledge, materiality or Company Material Adverse Effect qualification or exception), (i) immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Surviving Corporation shall, as of such date, be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature; and (ii) immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Surviving Corporation shall not have, as of such date, unreasonably small capital to carry on its business. Neither the Buyer nor the Transitory Subsidiary is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Surviving Corporation.

4.7  Guarantee.  Concurrently with the execution of this Agreement, the Buyer has delivered to the Company the duly executed guarantee of Investor in the form attached as Exhibit B to this Agreement (the “Guarantee”). The Guarantee is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Investor under the Guarantee.

4.8  Agreements with Company Stockholders, Directors or Management.  As of the date hereof, except for that certain Holdings Interim Investors Agreement, dated as of the date hereof, among the Buyer, the Transitory Subsidiary and the other parties appearing on the signature pages thereto (the “Interim Investors Agreement”) and those certain Rollover Commitment Letters, dated as of the date hereof among the Buyer and the other parties appearing on the signature pages thereto (the “Rollover Commitment Letters”), neither the Buyer, the Transitory Subsidiary nor any of their respective Affiliates is a party to any contract or agreement with any member of the Company’s management, directors or stockholders that relate in any way to this Agreement or the transactions contemplated by this Agreement.

4.9  No Other Information.  Each of the Buyer and the Transitory Subsidiary acknowledges that neither the Company nor any of its Affiliates or Representatives make any representations or warranties as to any matter whatsoever except as expressly set forth in Article III of this Agreement. The representations and warranties set forth in Article III of this Agreement are made solely by the Company, and neither the Buyer nor the Transitory Subsidiary will have any recourse against any Representative of the Company including any former, current or future general or limited partner, member, officer, employee or stockholder of the Company or any of its Affiliates in connection with or arising out of the transactions contemplated by this Agreement, except as may be expressly set forth in this Agreement or as provided in any Ancillary Agreement.

4.10  Access to Information; Disclaimer.  The Buyer and the Transitory Subsidiary each acknowledges and agrees that it (a) has had an opportunity to discuss the business and affairs of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed.

ARTICLE V

CONDUCT OF BUSINESS

5.1  Covenants of the Company.  Except as expressly provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the Ordinary Course of Business, and use commercially reasonable efforts to maintain and preserve its and each of its Subsidiary’s business organization and good standing under applicable law, assets, rights and properties, preserve its and each of its Subsidiary’s business relationships and contracts with customers, strategic partners, suppliers, distributors and others having business dealings with it and keep available the services of its current officers, employees and consultants. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any shares of its capital stock (other than dividends and distributions made in the Ordinary Course of Business by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine, subdivide, pledge, modify or reclassify any shares of its capital stock or any of its other securities or rights, or make any change in the number of shares of its authorized capital stock, (iii) issue, authorize for issuance, sell, grant or subject to any Lien any shares of its capital stock or any of its other securities or rights convertible into, exchangeable or exercisable for or evidencing the right to subscribe for or purchase shares of its capital stock or any of its other securities or ownership interests (provided the Company may issue shares of Company Common Stock as required to be issued upon the exercise of Company Stock Options outstanding on the date hereof in accordance with their terms), or (iv) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iv), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options, (B) pursuant to the forfeiture of Company Stock Options or (C) from former employees, directors and consultants in accordance with agreements in effect on the date hereof providing for the repurchase of shares in connection with any termination of services to the Company or any of its Subsidiaries, in the case of each of the foregoing clauses (A), (B) and (C), outstanding on the date hereof in accordance with the terms of the applicable Company Stock Plan in effect on the date hereof;

(b) except as permitted by Section 5.1(q), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement);

(c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(d) acquire or license (as licensee) (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock or other equity interest of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business, or (iii) any real property material to the Company and its Subsidiaries taken as a whole;

(e) enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that would reasonably be expected to impair, delay or prevent Buyer’s obtaining the financing contemplated by the Commitment Letters;

(f) enter into any new line of business material to it and its Subsidiaries, taken as a whole;

(g) sell, lease, license, pledge, or otherwise dispose of or encumber any material properties, material rights or material assets of the Company or of any of its Subsidiaries other than in the Ordinary Course of Business, so long as the value or purchase price, in any single instance, for such properties, rights or assets does not exceed $250,000;

(h) adopt or implement any stockholder rights plan;

(i) adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company’s Subsidiaries;

(j) amend any term of any outstanding equity security or equity interest of the Company or any of its Subsidiaries;

(k) (i) incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantee or endorse any such indebtedness of another person (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (C) pursuant to existing credit facilities in the Ordinary Course of Business), (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person (other than the Company or any of its Subsidiaries) or enter into any arrangement having the economic effect of any of the foregoing, provided, however, that the Company may, in the Ordinary Course of Business, invest in debt securities maturing not more than ninety (90) days after the date of investment, (iii) enter into or make any loans, advances (other than routine non-material advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect Subsidiaries, provided, however, that the Company may, in the Ordinary Course of Business, invest in debt securities maturing not more than ninety (90) days after the date of investment, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(l) pay, discharge, settle or compromise any pending or threatened suit, action or claim which (i) requires payment to or by the Company or any Subsidiary (exclusive of attorney’s fees) in excess of $100,000 in any single instance or in excess of $250,000 in the aggregate, (ii) involves injunctive or equitable relief or restrictions on the business activities of the Company or any of its Subsidiaries, (iii) would involve the issuance of Company securities or (iv) relates to the transactions contemplated hereby; provided, however, notwithstanding anything in this Agreement to the contrary, the Company or any of its Subsidiaries may pay, discharge, settle or compromise any pending or threatened suit, action or claim (other than any suit, action or claim relating to Taxes) if the amount required to be paid by the Company and its Subsidiaries pursuant thereto (net of the retention amount) is covered by insurance;

(m) make (i) any expenditures with respect to its femtocell business during any period beginning on December 1, 2009 and ending on December 31, 2009 or the last day of any month thereafter, in excess of the cumulative monthly budgeted expenditures for such period as set forth in Section 5.1(m) of the Company Disclosure Schedule or (ii) any capital expenditures or other expenditures with respect to its property, plant or equipment in any fiscal quarter in excess of the aggregate amount for the Company and its Subsidiaries, taken as a whole, disclosed in Section 3.7(b) of the Company Disclosure Schedule;

(n) make any material changes in accounting methods, principles or practices (or change an annual accounting period), except insofar as is required by a change in GAAP;

(o) (i) other than in the Ordinary Course of Business, (A) modify, amend, terminate or waive any material rights under any Company Material Contract or (B) enter into any contract, which if entered into prior to the date hereof would have been a Company Material Contract or (ii) enter into any (x) new contract that contains a change in control provision in favor of the other party or parties thereto or would otherwise require a material payment to or give rise to any material rights to such other party or parties in connection with the transactions contemplated hereby or (y) non-competition or other agreement that prohibits or otherwise restricts in any material respect, the Company or any of its Subsidiaries or Affiliates from freely engaging in business anywhere in the world (including any agreement restricting the Company or any of its Subsidiaries or Affiliates from competing in any line of business or in any geographic area);

(p) make or change any material Tax election, file any material amendment to any Tax Return with respect to any material amount of Taxes, settle or compromise any material Tax liability, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, enter into any material closing agreement with respect to any Tax or take any action to surrender any right to claim a material Tax refund;

(q) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement (except in the Ordinary Course of Business and only if such arrangement is terminable on sixty (60) days’ or less notice without either a penalty or a termination payment), (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for semi-annual increases of salaries for non-officer employees in the Ordinary Course of Business, which in no event shall be greater than four percent (4%) per annum, or the payment of annual bonuses and commissions in the Ordinary Course of Business under any Company Employee Plan to non-officer employees for the Company’s 2009 fiscal year), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement, (iv) grant any equity compensation, (v) grant any severance or termination pay to any present or former director, officer, employee or consultant of the Company or its Subsidiaries, other than as required pursuant to the terms of a Company Employee Plan in effect on the date of the Agreement or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(r) effectuate or permit a “plant closing” or “mass layoff,” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries;

(s) grant any material refunds, credits, rebates or other allowances by the Company or its Subsidiaries to any end user, customer, reseller or distributor, in each case, other than in the Ordinary Course of Business;

(t) open any facility or office greater than 5,000 square feet; or

(u) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2  Confidentiality.  The parties acknowledge that S.A.C. Private Capital Group, LLC and the Company have previously executed a confidentiality agreement, dated as of March 27, 2009 (as amended, supplemented or otherwise modified, the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

5.3  Equity Financing Commitments.

(a) The Buyer and the Transitory Subsidiary acknowledge that they have committed to provide, subject to the Equity Commitment Letter, the Equity Financing, including (i) maintaining in effect the Equity Commitment Letter, (ii) ensuring the accuracy of all representations and warranties of the Buyer or the Transitory Subsidiary set forth in the Equity Commitment Letter, (iii) complying with all covenants and agreements of the Buyer or the Transitory Subsidiary set forth in the Equity Commitment Letter, (iv) satisfying on a timely basis all conditions applicable to the Buyer or the Transitory Subsidiary set forth in the Equity Commitment Letter that are within their control, (v) upon satisfaction of such conditions and other conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, subject to the fulfillment or waiver of those conditions), consummating the financing contemplated by the Equity Commitment Letter at or prior to the Closing (and in any event prior to the Outside Date) and (vi) fully enforcing the obligations of the Investor and its investment affiliates (and the rights of the Buyer and the Transitory Subsidiary) under the Equity Commitment Letter.

(b) Neither the Buyer nor the Transitory Subsidiary shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Commitment Letter without the prior written consent of the Company. Each of the Buyer and the Transitory Subsidiary agrees to notify the Company promptly if at any time prior to the Closing Date (i) the Equity Commitment Letter expires or is terminated for any reason (or if any person attempts or purports to terminate the Equity Commitment Letter, whether or not such attempted or purported termination is valid), (ii) the Investor refuses to provide or expresses an intent in writing to refuse to provide the full Equity Financing on the terms set forth in the Equity Commitment Letter or (iii) for any reason the Buyer or the Transitory Subsidiary no longer believes in good faith that it will be able to obtain all or any portion of the Equity Financing on the terms set forth in the Equity Commitment Letter.

5.4  Debt Financing Commitments.

(a) The Buyer and the Transitory Subsidiary shall use their respective reasonable best efforts to obtain the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter (or terms not materially less favorable, in the aggregate, to the Buyer and the Transitory Subsidiary taken as a whole (including with respect to the conditionality thereof)) (provided, that, Buyer and the Transitory Subsidiary may replace or amend the Debt Financing Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitment Letters as of the date hereof, or otherwise so long as the terms would not adversely impact the ability of the Buyer and Transitory Subsidiary to timely consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby), including by using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter and negotiate a definitive agreement (collectively, the “Debt Financing Agreements”) with respect to the Debt Commitment Letter on the terms and conditions set forth in the Debt Commitment Letter (or on terms not materially less favorable, in the aggregate, to the Buyer and the Transitory Subsidiary, taken as a whole, (including with respect to the conditionality thereof) than the terms and conditions in the Debt Commitment Letter), (ii) ensure the accuracy of all representations and warranties of the Buyer or the Transitory Subsidiary set forth in the Debt Commitment Letter or Debt Financing Agreement, (iii) comply with all covenants and agreements of the Buyer or the Transitory Subsidiary set forth in the Debt Commitment Letter or Debt Financing Agreement, (iv) satisfy on a timely basis all conditions applicable to the Buyer or the Transitory Subsidiary set forth in the Debt Commitment Letter or Debt Financing Agreement that are within their control and (v) upon satisfaction of such conditions and the other conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, subject to the fulfillment or waiver of those conditions), to consummate the Debt Financing at or prior to the Closing (and in any event prior to the Outside Date). In the event that all conditions in the Debt Commitment Letter (other than the availability of funding of any of the financing contemplated under the Equity Commitment Letter) have been satisfied or, upon funding will be satisfied, each of the Buyer and the Transitory Subsidiary shall use its reasonable best efforts to cause the lender party to the Debt Commitment Letter to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under the Debt Commitment Letter. The Buyer will furnish to the Company correct and complete copies of any Debt Financing Agreement or any Alternative Debt Commitment Letter and, in each case, ancillary documents thereto (redacted to the extent necessary to comply with confidentiality agreements, provided that such redacted information does not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Debt Financing).

(b) The Buyer shall keep the Company reasonably informed with respect to all material activity concerning the Debt Financing and shall give the Company prompt notice of any material adverse change with respect to the Debt Financing. Without limiting the foregoing, each of the Buyer and the Transitory Subsidiary agrees to notify the Company promptly, and in any event within one (1) Business Day, if at any time prior to the Closing Date (i) a Debt Commitment Letter expires or is terminated for any reason (or if any person attempts or purports to terminate a Debt Commitment Letter, whether or not such attempted or purported termination is valid), (ii) the lender refuses to provide all or any portion of the Debt Financing contemplated by a Debt Commitment Letter on the terms set forth therein, or (iii) for any reason the Buyer or the Transitory Subsidiary no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing on substantially the terms described in the Debt Commitment Letters. Neither the Buyer nor the Transitory Subsidiary shall, nor shall it permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to impair, delay or prevent consummation of all or any portion of the Debt Financing. Neither the Buyer nor the Transitory Subsidiary shall amend or alter, or agree to amend or alter, a Debt Commitment Letter in any manner that would materially impair, delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company.

(c) If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in a Debt Commitment Letter or Debt Financing Agreement, each of the Buyer and the Transitory Subsidiary shall use its reasonable best efforts to arrange to promptly obtain such Debt Financing from alternative sources in an amount sufficient, when added to the portion of the Financing that is available, to pay in cash all amounts required to be paid by the Buyer, the Surviving Corporation and the Transitory Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement (“Alternative Debt Financing”) and to obtain a new financing commitment letter (the “Alternative Debt Commitment Letter”) and a new definitive agreement with respect thereto (the “Alternative Debt Financing Agreement”) that provides for financing on terms not materially less favorable, in the aggregate, to the Buyer and the Transitory Subsidiary taken as a whole and in an amount that is sufficient, when added to the portion of the Financing that is available together with any cash or cash equivalents held by the Company as of the Effective Time, to pay in cash all amounts required to be paid by the Buyer, the Surviving Corporation and the Transitory Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing, the term “Debt Commitment Letter” as used in this Agreement shall be deemed to include any Alternative Debt Commitment Letter, and the term “Debt Financing Agreement” as used in this Agreement shall be deemed to include any Alternative Debt Financing Agreement.

(d) The Company agrees to, and shall cause the Company Subsidiaries to, and shall use its commercially reasonable efforts to cause their respective representatives, including legal and accounting advisors to, provide the Buyer with such cooperation in connection with the arrangement of the financings contemplated by the Debt Commitment Letters as may be reasonably requested by the Buyer, including (i) assisting in the preparation for, and participating in, a reasonable number of meetings, presentations, due diligence sessions and similar presentations to and with rating agencies and the parties acting as lead arrangers or agents for, and prospective purchasers and lenders of, the Debt Financing, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, information memoranda (including the delivery of one or more customary representation letters), and similar documents required in connection with the Financing, (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, opinions or documents as may be reasonably requested by the Buyer and otherwise reasonably facilitating the pledging of collateral (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters), using commercially reasonable efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing, (iv) furnishing the Buyer and its Financing sources with the financial statements and financial data of the Company required by paragraph (ii) under the heading “Conditions to Close” in Exhibit A to the Debt Commitment Letter, (v) using commercially reasonable efforts to obtain surveys and title insurance as reasonably requested by the Buyer in order to facilitate the Debt Financing and (vi) taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Surviving Corporation, including the entering into of one or more credit agreements or other instruments on terms satisfactory to the Buyer in connection with the Debt Financing immediately prior to, and conditioned upon the occurrence of, the Effective Time to the extent the direct borrowing or debt incurrence by the Company is contemplated in the Debt Commitment Letters; provided that (i) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financings contemplated by the Debt Commitment Letter prior to the Effective Time, (iii) such cooperation shall not require preparation of any pro forma financial information by the Company, and (iv) no participation in any road shows shall be required. If the Closing should not occur by the Outside Date, the Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation. All non-public or otherwise confidential information regarding the Company obtained by the Buyer or the Transitory Subsidiary or any of their respective Representatives pursuant to this Section 5.4(d) shall be kept confidential in accordance with the Confidentiality Agreement. The Buyer shall indemnify and hold harmless the Company and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing (other than to the extent that such losses arise from the gross negligence or willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives) and any information utilized in connection therewith (other than information provided by the Company or the Company Subsidiaries). The Company hereby consents to the reasonable use of its and the Company Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries and its or their marks.

(e) The Buyer and the Transitory Subsidiary each acknowledge and agree that the obtaining of the Debt Financing is not a condition to the Closing.

(f) The Company shall deliver to the Buyer a certificate executed by the Chief Financial Officer of the Company setting forth Adjusted EBITDA (as defined in Section 5.4(f) of the Company Disclosure Schedule) for the month ended December 31, 2009 and each month thereafter, together with supporting calculations in reasonable detail, by twenty (20) days following the end of each such month.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1  No Solicitation.

(a) No Solicitation or Negotiation.  Except as set forth in this Section 6.1, from and after the date hereof until the termination of this Agreement in accordance with the terms hereof (the “Specified Time”), neither the Company nor any of its Subsidiaries shall, and the Company shall use reasonable best efforts to cause the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in response to, or otherwise for the purpose of encouraging or facilitating, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, the Company may, prior to obtaining the Company Stockholder Approval, (A) furnish information with respect to the Company to and (B) engage in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with a person (and the Representatives of such person) that has made an Acquisition Proposal that did not result from a breach of this Section 6.1, and subject to compliance with Section 6.1(b) and Section 6.1(c), that the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal. Any such furnishing of information regarding the Company shall be pursuant to a confidentiality agreement not materially less restrictive of such Person in any respect than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided that the Company shall promptly make available to the Buyer any material non-public information concerning the Company or its Subsidiaries that is furnished to such Person which was not previously delivered to the Buyer or its Representatives. From and after the date hereof, the Company shall not grant any waiver, amendment or release under any standstill agreement without the prior written consent of the Buyer.

(b) No Change in Recommendation or Alternative Acquisition Agreement.  Prior to the Specified Time, neither the Company Board nor any committee thereof shall:

(i) except as set forth in this Section 6.1(b) , withhold, withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by the Company Board or any committee thereof with respect to the Company Voting Proposal;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.1(a)); or

(iii) except as set forth in this Section 6.1(b), adopt, approve or recommend any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement (but subject to the immediately following paragraph), the Company Board may withhold, withdraw or modify its recommendation with respect to the Company Voting Proposal if the Company Board or an authorized committee thereof determines in good faith, after consultation with outside legal counsel that failure to do so would be inconsistent with its fiduciary obligations under applicable law; provided, however, that the Company shall not be entitled to approve or recommend another Acquisition Proposal unless (i) it has complied in all material respects with the provisions of this Section 6.1, (ii) the Company Board or an authorized committee thereof has concluded in good faith (after consultation with independent financial advisors and outside legal counsel) that such Acquisition Proposal would constitute a Superior Proposal if no changes were made to this Agreement, (iii) prior to any such approval or recommendation of another Acquisition Proposal, the Company has provided written notice (a “Notice of Superior Proposal”) to the Buyer that the Company intends to take such action and describing the identity and material terms and conditions of the Superior Proposal that is the basis of such action, including with such Notice of Superior Proposal a copy of the relevant proposed transaction agreements with the Person making such Superior Proposal, (iv) during the four (4) Business Day period following the Company’s delivery of the Notice of Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, negotiate with the Buyer and the Transitory Subsidiary in good faith (to the extent the Buyer and the Transitory Subsidiary desire to negotiate) to make such modification or adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (v) following the end of such four (4) Business Day period, the Company Board or an authorized committee thereof shall have determined in good faith, taking into account any changes to the terms of this Agreement proposed in writing by the Buyer to the Company in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.1(b) (provided that references to the four (4) Business Day period above shall be deemed to be references to a forty-eight (48) hour period).

Notwithstanding anything to the contrary set forth in this Agreement, the Company shall provide written notice to the Buyer at least four (4) Business Days in advance of the Company Board or an authorized committee’s intention to withhold, withdraw or modify its recommendation with respect to the Company Voting Proposal for any reason other than a Superior Proposal and during such four (4) Business Day period following the Company’s delivery of such notice, the Company shall, and shall cause its financial and legal advisors to, negotiate with the Buyer and the Transitory Subsidiary in good faith (to the extent the Buyer and the Transitory Subsidiary desire to negotiate) to make such modification or adjustments in the terms and conditions of this Agreement such that the Company Board or authorized committee, after consultation with outside legal counsel, does not continue to believe that the failure to withhold, withdraw or modify such recommendation would be inconsistent with its fiduciary obligations under applicable law.

(c) Notices to the Buyer.  From and after the date hereof, the Company shall promptly (and in any event within one (1) Business Day) advise the Buyer orally, with written confirmation to follow (together with a written copy of such Acquisition Proposal), of the Company’s receipt of any written Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal (including material amendments or modifications thereto).

(d) Certain Permitted Disclosure.  Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law; provided, however, that the Company Board and the Company shall not recommend that the stockholders of the Company tender their shares in connection with any tender offer or exchange offer (or otherwise approve or recommend any Acquisition Proposal) unless the requirements of Section 6.1(b) have been satisfied.

(e) Cessation of Ongoing Discussions.  The Company shall, and shall cause its Subsidiaries to and direct their respective Representatives to, cease immediately all discussions or negotiations commenced prior to the date hereof with any person (other than the parties hereto) regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and shall request that all confidential information previously furnished to any such persons be promptly returned or destroyed.

(f) Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer for, whether in a single transaction or series of related transactions, alone or in combination (other than the Merger), (i) a merger, consolidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company (other than any such transaction (x) involving solely the Company and one or more of its Subsidiaries or (y) that, if consummated, would not result in any person or “group” within the meaning of Section 13(d) of the Exchange Act, owning 20% or more of any class or series of capital stock or voting securities of the Company), (ii) the issuance by the Company of its equity securities that, if consummated, would result in any person or “group”, within the meaning of Section 13(d) of the Exchange Act, owning 20% or more of any class or series of capital stock or voting securities of the Company, (iii) the acquisition in any manner (including by virtue of the transfer of equity interests in one or more Subsidiaries of the Company) of, directly or indirectly, 20% or more of the consolidated total assets or consolidated revenue or consolidated earnings of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement (including any proposed amendments of this Agreement proposed by the Buyer) or (iv) a dissolution or liquidation of the Company or similar transaction involving the Company.

“Superior Proposal” means any bona fide written Acquisition Proposal which was not obtained in violation of Section 6.1 (except that, for purposes of this definition, references in the definition of “Acquisition Proposal” to “20%” shall be “50%”) on terms which the Company Board or any authorized committee thereof determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel) to be (i) more favorable from a financial point of view to the holders of Company Common Stock (in their capacity as such) than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any written proposal by the Buyer to amend the terms of this Agreement) and (ii) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

6.2  Proxy Statement.  As promptly as practicable after the execution of this Agreement, the Company shall prepare the Proxy Statement and file it with the SEC and the Company and Buyer shall jointly prepare and file the Schedule 13E-3 with the SEC and the Company and the Buyer shall cooperate with each other in connection with the preparation of the foregoing. The Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC or its staff concerning the Proxy Statement or the Schedule 13E-3 and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or the Schedule 13E-3 (including any amendment or supplement to the Proxy Statement or Schedule 13E-3) or responding to any comments of the SEC with respect thereto, (i) the Company shall cooperate and provide the Buyer with a reasonable opportunity to review and comment on the Proxy Statement and responses relating thereto and shall consider in good faith and include in such documents and responses comments reasonably proposed by the Buyer and (ii) the Company and the Buyer shall cooperate and provide each other with a reasonable opportunity to review and comment on the Schedule 13E-3 and responses relating thereto and shall consider in good faith comments reasonably proposed by the other party. The Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

6.3  Nasdaq Quotation.  The Company agrees to use commercially reasonable efforts to continue the quotation of the Company Common Stock on The Nasdaq Stock Market during the term of this Agreement. Prior to the Closing Date, the Company shall cooperate with the Buyer and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of The Nasdaq Global Market to cause the delisting of the Company of the Company Common Stock from The Nasdaq Global Market and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.4  Access to Information.  During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer and its Affiliates and their respective Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not materially disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall reasonably request, provided, however, that the Company shall not be required to afford access, or to disclose any information, that in the good faith judgment of the Company would (i) result in the disclosure of any trade secrets of third parties, (ii) violate any obligation of the Company or any of its Subsidiaries with respect to confidentiality, (iii) jeopardize protections afforded the Company or any of its Subsidiaries under the attorney-client privilege or the attorney work product doctrine, or (iv) violate any applicable law, regulation, rule, judgment or order. The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement.

6.5  Stockholders Meeting.  The Company, acting through the Company Board or an authorized committee thereof, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, (a) the Company Board and any authorized committee thereof shall recommend adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (b) the Company Board and any committee thereof shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

6.6  Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company and the Buyer shall each use their respective reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(c) The Company shall give (or shall cause its Subsidiaries to give) any notices to third parties, and use, and cause its Subsidiaries to use, its reasonable best efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby (including any notices and consents) or (ii) disclosed or required to be disclosed in the Company Disclosure Schedule, it being understood that the Company shall not make any payment or incur any liability in connection with the fulfillment of its obligations under this Section 6.6 without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed).

6.7  Public Disclosure.  Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Company shall each use its commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.8  Indemnification.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, “Claims”), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations. The Surviving Corporation shall have the right to control the defense of any Claim covered under this Section 6.8(a). Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Claim, from the Surviving Corporation within ten (10) business days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor and upon the receipt by the Surviving Corporation of an undertaking by such Indemnified Party to repay such advanced expenses if it shall ultimately be determined that such person is not entitled to be indemnified pursuant to this Section 6.8(a).

(b) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Certificate of Incorporation and By-laws of the Surviving Corporation shall contain, and the Buyer shall cause the Certificate of Incorporation and By-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Certificate of Incorporation and By-laws of the Company.

(c) The Surviving Corporation shall maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (provided that the Buyer may substitute therefor policies of at least the same coverage with respect to matters existing or occurring at or prior to the Effective Time, including a “tail” policy) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 300% of the last annual premium paid prior to the Effective Time (such 300%, the “Maximum Premium”); provided, however, that if the aggregate annual premiums for such insurance shall exceed the Maximum Premium, then the Surviving Corporation shall provide or cause to be provided a policy for the Indemnified Parties with the best coverage as shall then be available at an annual premium not in excess of the Maximum Premium. The Company may, prior to the Effective Time, with the Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring at or prior to the Effective Time, covering without limitation the transactions contemplated hereby. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 6.8(c) and the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d) To the fullest extent permitted by law, the Surviving Corporation shall, and the Buyer shall cause the Surviving Corporation to, pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.8 in connection with their successful enforcement of their rights provided in this Section 6.8.

(e) The Buyer and the Transitory Subsidiary agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors or officers, as the case may be, of the Company or any of its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect, subject to the terms thereof. The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. Following the Effective Time, the obligations set forth in this Section 6.8 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Party and their heirs and representatives, without the prior written consent of such affected Indemnified Person or other person.

(f) If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation set forth in this Section 6.8.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims under such policies.

6.9  Notification of Certain Matters.  During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.9 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.10  Exemption from Liability Under Section 16(b).  Prior to the Effective Time, the Company shall take steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable law.

6.11  Service Credit.  Following the Effective Time, the Buyer will give each employee of the Buyer or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any Buyer Employee Plans (as defined below), (b) determination of benefit levels under any Buyer Employee Plan or policy relating to vacation or severance and (c) determination of “retiree” status under any Buyer Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Buyer and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, restricted stock unit, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Buyer or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Buyer or a Subsidiary of the Buyer.

6.12  Company Employee Arrangements.  Prior to the Effective Time, if the Buyer, the Transitory Subsidiary or any of their respective Affiliates provides a compensatory contract or agreement to any employee of the Company or any of its Subsidiaries for consideration in connection with the Merger, the Buyer or Transitory Subsidiary shall promptly thereafter provide the final execution version of such Contract, if any, to the Company.

6.13  Sale of Investments.  The Company shall use commercially reasonable efforts to take all actions reasonably requested by the Buyer in order to cause all, or such portion as the Buyer shall request, of the Company and its Subsidiaries’ unrestricted cash, cash equivalents and marketable securities to be liquidated and converted at, or close to, the then current market rates into cash of the Company that is available to the Company at the Effective Time to be used to pay the Merger Consideration. If this Agreement is terminated by the Company pursuant to Section 8.1(h) or Section 8.1(i), the Buyer shall, subject to Section 9.10(b), promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in complying with this Section 6.13.

6.14  Director Resignations.  Prior to the Closing, the Company shall deliver to the Buyer resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time and which resignations shall not have been revoked.

6.15  Termination of Agreements.  At or prior to the Closing, the Company shall, at the request of Buyer, execute an agreement provided by Buyer in the form attached as Exhibit C hereto (the “Termination Agreement”) terminating the Third Amended and Restated Investor Rights Agreement among the Company and certain of its stockholders.

6.16  Internal Reorganization.  The Company shall initiate the internal reorganization transactions described in Section 6.16 of the Company Disclosure Schedule (the “Internal Reorganization”) in accordance therewith and take reasonable steps to allow the Internal Reorganization to be consummated as promptly as practicable following the Closing. The Company agrees to reasonably cooperate with the Buyer with respect to effectuating the Internal Reorganization as promptly as practicable following the Closing; provided that (i) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries shall be required to pay any fees or incur any liability in connection with the Internal Reorganization prior to the Effective Time. If this Agreement is terminated in accordance with Article VIII, the Buyer shall, subject to Section 9.10(b), promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation.

ARTICLE VII

CONDITIONS TO MERGER

7.1  Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b) HSR Act.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Governmental Approvals.  Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any

Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(d) Proxy Statement.  No order suspending the use of the Proxy Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff.

(e) No Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that a party may not assert that this condition has not been satisfied unless such party shall have used its reasonable best efforts to prevent the enforcement or entry of such order, executive order, stay, decree, judgment or injunction or statute, rule or regulation, including taking such action as is required to comply with Section 6.6, and to appeal as promptly as possible any order, executive order, stay, decree, judgment or injunction that may be issued.

7.2  Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary.  The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

(a) Representations and Warranties.  The representations and warranties of the Company (i) set forth in the first sentence of Section 3.7 shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date, (ii) set forth in Section 3.2, Section 3.4(a) and Section 3.20, disregarding all qualifications contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date) and (iii) set forth in Article III hereof (other than the Sections of Article III described in clauses (i) and (ii) above), disregarding all qualifications contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except in the case of this clause (iii) where the failure to be so true and correct has not resulted in or would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Adjusted EBITDA.  Adjusted EBITDA (as defined in Section 5.4(f) of the Company Disclosure Schedule) for the twelve (12) month period ended at least 30 days prior to the Closing Date shall not be less than $95 million.

(e) Officer’s Certificate.  The Company shall have delivered to the Buyer a certificate, dated as of the Closing Date, signed by the chief executive officer or the chief financial officer of the Company, certifying to the satisfaction of the conditions specified in Sections 7.2(a) through 7.2(d).

7.3  Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.  The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Buyer Material Adverse Effect.

(b) Performance of Obligations of the Buyer and the Transitory Subsidiary.  The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(c) Officer’s Certificate.  The Buyer shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the chief executive officer, chief financial officer or other duly authorized officer of the Buyer, certifying to the satisfaction of the conditions specified in Sections 7.3(a) and 7.3(b).

(d) Solvency Certificate.  The Buyer shall have delivered to the Company a solvency certificate substantially similar in form and substance to the solvency certificate to be delivered to the lenders pursuant to the Debt Commitment Letter or any agreements entered into in connection with the Debt Financing.

7.4  Frustration of Closing Conditions.  None of the Company, the Buyer or the Transitory Subsidiary may rely on the failure of any condition set forth in Section 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Sections 5.3, 5.4 and 6.6.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company:

(a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by June 15, 2010 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in such order, decree, ruling or other action); or

(d) by either the Buyer or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; or

(e) by the Buyer, if: (i) the Company Board or any committee thereof shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withheld, withdrawn, amended or modified its recommendation of the Company Voting Proposal in a manner adverse to the Buyer; (ii) the Company Board or any committee thereof shall have adopted, approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board or any committee thereof recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the public announcement of such tender or exchange offer or, if earlier, prior to the date of the Company Meeting, the Company Board or a committee thereof fails to recommend against acceptance of such offer and reaffirm the recommendation of the Company Voting

Proposal; (iv) the Company enters into an Alternative Acquisition Agreement or (v) the Company or the Company Board or any committee thereof shall have publicly announced its intention to do any of the foregoing; or

(f) by the Company, if the Company Board or an authorized committee thereof, pursuant to and in compliance with Section 6.1, shall have adopted, approved, endorsed or recommended, or publicly proposed to adopt, approve, endorse or recommend, to the stockholders of the Company any Acquisition Proposal; provided, however, that the Company shall prior to or simultaneously with a termination pursuant to this Section 8.1(f) pay the Termination Fee to the Buyer or another Person designated by the Buyer; or

(g) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2 not to be satisfied, and (ii) shall not have been cured, or is not capable of being cured, within 20 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer (or, if earlier, the Outside Date); provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if it or the Transitory Subsidiary is then in material breach of any of its representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Sections 7.3(a) or 7.3(b) not being satisfied; or

(h) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Sections 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured, or is not capable of being cured, within 20 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company (or, if earlier, the Outside Date); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Sections 7.2(a) or 7.2(b) not being satisfied; or

(i) by the Company, if all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and the Company has indicated in writing that the Company is ready and willing to consummate the transactions contemplated by this Agreement (subject to the satisfaction of all of the conditions set forth in Sections 7.1 and 7.3), and the Buyer and the Transitory Subsidiary fail to consummate the transactions contemplated by this Agreement within ten (10) Business Days following the date the Closing should have occurred pursuant to Section 1.2 (for the avoidance of doubt, it being understood that in accordance with the proviso to Section 8.1(b), during such period of ten (10) Business Days following the date the Closing should have occurred pursuant to Section 1.2, the Buyer shall not be entitled to terminate this Agreement pursuant to Section 8.1(b)).

8.2  Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1 this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (a) subject to Section 9.10, Section 8.3(c) and Section 8.3(d), any such termination shall not relieve any party from liability for any willful breach of this Agreement and (b) the Confidentiality Agreement (subject to its terms), the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), Section 8.4 (Amendment), Section 8.5 (Extension; Waiver), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement, the Guarantee (subject to its terms) and the indemnification and reimbursement provisions of Sections 5.4(d), 6.13 and 6.16 of this Agreement shall remain in full force and effect and survive any termination of this Agreement. Nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 9.10 hereof in lieu of terminating this Agreement pursuant to Section 8.1.

8.3  Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) Provided that the Buyer has not received payment of a Termination Fee pursuant to Section 8.3(c), the Company shall pay the Buyer up to $3.0 million as reimbursement for expenses actually incurred by or on behalf of the Buyer or its Affiliates relating to the transactions contemplated by this Agreement (including, but not limited to, reasonable fees and expenses of the Buyer’s counsel, accountants, financial advisors and financing sources, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement by the Buyer or the Company pursuant to Section 8.1(d) or Section 8.1(g) (other than terminations due to breaches of Section 6.1 or Section 6.5). The expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same-day funds within 10 Business Days after demand therefor following the occurrence of the event giving rise to the payment obligation described in this Section 8.3(b). The expense reimbursement pursuant to this Section 8.3(b) is referred to herein as the “Expense Reimbursement.” The payment of the Expense Reimbursement pursuant to this Section 8.3(b) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.3(c).

(c) The Company shall pay the Buyer a termination fee of $15.0 million (the “Termination Fee”) (i) in the event of the termination of this Agreement pursuant to Section 8.1(e), Section 8.1(f) or Section 8.1(g) (due to breaches of Section 6.1 or Section 6.5), or (ii) if (A) an Acquisition Proposal shall have been communicated to the Company or a member of the Company Board (whether or not publicly disclosed) and not withdrawn (and, if publicly disclosed, not publicly withdrawn) prior to a termination referred to in the succeeding clause (B), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or the Buyer pursuant to Section 8.1(b) or Section 8.1(d) or by the Buyer pursuant to Section 8.1(g) (other than terminations due to breaches of Section 6.1 or Section 6.5) and (C) prior to or within twelve (12) months following the date this Agreement is terminated, the Company enters into a definitive acquisition agreement with respect to or consummates any Acquisition Proposal (in each case whether or not the Acquisition Proposal was the same Acquisition Proposal referred to in clause (A)); provided, however, that for purposes of clause (C) of this Section 8.3(c), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.” The Company shall be entitled to credit against payment of the Termination Fee in respect of any Expense Reimbursement previously paid under Section 8.3(b).

In the event that the Buyer shall receive full payment pursuant to this Section 8.3(c), the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Buyer, the Transitory Subsidiary, any of their respective Affiliates or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Buyer, the Transitory Subsidiary, any of their respective Affiliates or any other person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(c) shall limit the rights of Buyer and Transitory Sub under Section 9.10(a) or the rights of the Buyer or its Affiliates under and to the extent provided in the Ancillary Agreements. Any fee due under clause (i) of this Section 8.3(c) shall be paid to the Buyer or its designee by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement if such termination is pursuant to Section 8.1(e) but shall be due simultaneously with such termination if pursuant to Section 8.1(f). Any fee due under clause (ii) of this Section 8.3(c) shall be paid to the Buyer or its designee by wire transfer of same-day funds within two Business Days after the earlier of the entry into a definitive agreement with respect to any Acquisition Proposal or the consummation of an Acquisition Proposal. Notwithstanding anything to the contrary, the Company shall not owe any obligation to pay the Termination Fee if this Agreement is terminated pursuant to Section 8.1(b) after the Company has provided the written indication referred to in Section 8.1(i) unless the Company refuses to consummate the Closing during the time period contemplated by Section 8.1(i).

(d) The Buyer shall pay, or cause to be paid, the Company a termination fee of $25.0 million (the “Buyer Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 8.1(h) or Section 8.1(i). Any fee due under this Section 8.3(d) shall be paid to the Company or its designee by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement pursuant to Section 8.1(h) or Section 8.1(i).

In the event that the Company shall receive full payment pursuant to this Section 8.3(d), the receipt of the Buyer Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any other person in connection with this Agreement or the Guarantee (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and neither the Company nor any other person shall be entitled to bring or maintain any other claim, action or proceeding against the Buyer, the Transitory Subsidiary or any other Buyer Party arising out of this Agreement or the Guarantee, any of the transactions contemplated hereby or any matters forming the basis for such termination. Notwithstanding anything to the contrary, if a court of competent jurisdiction has ordered the Buyer or the Transitory Subsidiary to pay the Buyer Termination Fee pursuant to this Section 8.3(d), the Company shall not be entitled to enforce such order if (x) the Buyer delivers to the Company, within five (5) Business Days following the issuance of such order, a notice electing to consummate the Closing in accordance with Article II of this Agreement and (y) the Closing occurs within three (3) Business Days following the delivery of such notice.

(e) If the Company or the Buyer, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, the Buyer or the Company, as the case may be, commences a suit which results in a judgment against the other party for the payment set forth in this Section 8.3, such paying party shall pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate of JPMorgan Chase & Co. in effect on the date such payment was required to be made through the date such payment was actually received.

(f) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Except as provided in Section 8.3(c) and Section 8.3(d), respectively, payment of the fees and expenses described in this Section 8.3 shall not be in lieu of liability for damages incurred in the event of a breach of this Agreement described in Section 8.2(a), but otherwise shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.

8.4  Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5  Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1  Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

9.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a) if to the Buyer or the Transitory Subsidiary, to

c/o S.A.C. Capital Advisors, L.P.
72 Cummings Point Rd
Stamford, CT 06902
Attn: General Counsel
Telecopy: (203) 823-4209

with a copy to:

Simpson Thacher & Bartlett LLP
1999 Avenue of the Stars
29th Floor
Los Angeles, CA 90067
Attn: Daniel Clivner
Telecopy: (310) 407-7502

(b) if to the Company, to

Airvana, Inc.
19 Alpha Road
Chelmsford, MA 01824
Attn: Peter C. Anastos
Telecopy: (978) 250-3910

with copies to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: Mark G. Borden and Jay E. Bothwick
Telecopy: (617) 526-5000

and

Ropes & Gray LLP
One International Place
Boston, MA 02110-2624
Attn: John D. Donovan and Julie H. Jones
Telecopy: (617) 951-7050

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3  Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof (including that certain letter agreement between the Company and S.A.C. Private Capital Group, LLC, dated August 25, 2009, regarding reimbursement of expenses), and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the

Confidentiality Agreement shall remain in effect in accordance with its terms; provided, however, that, if the Effective Time occurs, the Confidentiality Agreement shall terminate as of the Effective Time.

9.4  No Third Party Beneficiaries.  Except (a) for the right of holders of Common Stock to receive the Merger Consideration pursuant to and in accordance with Section 2.1 (with respect to which holders of Company Common Stock shall be third party beneficiaries following the Effective Time if the Effective Time occurs), (b) as provided in Section 6.8 (with respect to which the Indemnified Parties shall be third party beneficiaries) and (c) as set forth in the last sentence of this Section 9.4, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. The Buyer Parties shall be express third party beneficiaries with respect to Sections 8.2 (but solely to the extent Section 8.2 provides for the survival following the termination of this Agreement of Sections 8.3(d), 9.10(b) and 9.11), 8.3(d), 9.10(b) and 9.11 of this Agreement.

9.5  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer or the Transitory Subsidiary may assign its rights, interests or obligations under this Agreement to any Subsidiary of the Buyer without the consent of the other parties hereto, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7  Counterparts and Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8  Interpretation.  When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against, nor shall there be a presumption that any ambiguities in this Agreement shall be resolved against, any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “in writing” include electronic correspondence and e-mail. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10  Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached by the Company. It is accordingly agreed that, subject to Section 8.3, the Buyer and the Transitory Subsidiary shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement against the Buyer or the Transitory Subsidiary or to enforce specifically the terms and provisions of this Agreement or otherwise obtain any equitable relief or remedy against the Buyer or the Transitory Subsidiary.

(b) Notwithstanding anything herein to the contrary, the maximum aggregate liability of the Company under or relating to this Agreement to any person shall be limited to the Termination Fee (inclusive of the Expense Reimbursement) plus any amounts that may be payable by the Company under Section 8.3(e) (the “Company Liability Limitation”) and the maximum aggregate liability of the Buyer and the Transitory Subsidiary under or relating to this Agreement to any person shall be limited to the Buyer Termination Fee (inclusive of any amounts owed pursuant to the indemnification and reimbursement provisions of Sections 5.4(d), 6.13 and 6.16) plus any amounts that may be payable by the Buyer under Section 8.3(e) (the “Buyer Liability Limitation”) and in no event shall (i) the Company or any of its Affiliates seek any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against the Buyer, the Transitory Subsidiary, the Investor or any other Buyer Parties (as defined below) in excess of the Buyer Liability Limitation in connection with this Agreement or the transactions contemplated hereby and (ii) the Buyer or Transitory Subsidiary seek any other recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against the Company, its Subsidiaries or any other Company Parties in excess of the Company Liability Limitation in connection with this Agreement or the transactions contemplated hereby; provided, however, that nothing in this Section 9.10(b) shall limit the rights of the Buyer and the Transitory Subsidiary under Section 9.10(a) or the rights of the parties hereto under and to the extent provided in the Ancillary Agreements. “Ancillary Agreements” shall mean the Interim Investors Agreement, the Rollover Commitment Letters and the Termination Agreement. Without limiting the rights of the Buyer or its Affiliates under and to the extent provided in Section 9.10(a) and the Ancillary Agreements, the Buyer and the Transitory Subsidiary acknowledge and agree that each of them has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of the Buyer or its Affiliates (“Buyer Damages”), any of the Company Parties (other than the Company to the extent provided in this Agreement), through the Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any Company Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. Without limiting the rights of the Company under and to the extent provided in the Ancillary Agreements, the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of the Company and its Affiliates (“Company Damages”), any of the Buyer Parties (as defined below) (other than the Buyer and the Transitory Subsidiary to the extent provided in this Agreement and the Investor to the extent provided in the Guarantee), through the Buyer or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of the Buyer against the Investor or any other Buyer Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to recover from the Investor (but not any other Buyer Party (including any general partner or managing member)) under and to the extent provided in the Guarantee and subject to the Buyer Liability Limitation and the other limitations described therein. Recourse against the Investor under the Guarantee shall be the sole and exclusive remedy of the Company and its Affiliates against the Investor and any other Buyer Party (other than the Buyer and the Transitory Subsidiary to the extent provided in this Agreement) in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated hereby.

(c) For purposes hereof: (i) “Buyer Parties” shall mean, collectively, the Buyer, the Transitory Subsidiary, the Investor, the Debt Financing Sources and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing, and (ii) “Company Parties” shall mean, collectively, the Company and its Subsidiaries and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing.

9.11  Submission to Jurisdiction.  Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the fullest extent permitted by law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12  Disclosure Schedules.  The Company Disclosure Schedule and the Buyer Disclosure Schedule shall each be arranged in Sections corresponding to the numbered Sections contained in Article III, in the case of the Company Disclosure Schedule, or Article IV, in the case of the Buyer Disclosure Schedule, and the disclosure in any Section shall qualify (a) the corresponding Section in Article III or Article IV, as the case may be, and (b) the other Sections in Article III or Article IV, as the case may be, to the extent that it is readily apparent from a reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Company Disclosure Schedule or the Buyer Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, or is outside the Ordinary Course of Business.

9.13  Knowledge.  For purposes of this Agreement, the term “Company’s Knowledge” means the actual knowledge of the individuals identified in Section 9.13 of the Company Disclosure Schedule, and the term “Buyer’s Knowledge” means the actual knowledge of the individuals identified in Section 9.13 of the Buyer Disclosure Schedule.

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

72 MOBILE HOLDINGS, LLC

By:	/s/ Peter Berger
Name:     Peter Berger

Title:	President

72 MOBILE ACQUISITION CORP.

By:	/s/ Peter Berger
Name:     Peter Berger

Title:	President

AIRVANA, INC.

By:	/s/ Randall Battat
Name:     Randall Battat

Title:	President

EXHIBIT A

FORM OF RESTATED
CERTIFICATE OF INCORPORATION
OF
AIRVANA, INC.

FIRST.  The name of the corporation is Airvana, Inc. (the “Corporation”).

SECOND.  The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH.  The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value $0.001 per share.

FIFTH.  The board of directors of the Corporation, acting by the vote of any member or members of the board of directors representing a majority of the votes entitled to be cast at a meeting of the board of directors, is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

SIXTH.  Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

SEVENTH.  The Corporation shall provide indemnification as follows:

1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, and amounts paid in settlement actually and reasonably incurred by or on behalf of such Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Indemnitee did not act in good faith and in a manner which such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 of this Article SEVENTH in respect of any claim, issue or matter as to which such Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of the State of Delaware or such other court shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article SEVENTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article SEVENTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, such Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to such Indemnitee, (ii) an adjudication that such Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by such Indemnitee, (iv) an adjudication that such Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that such Indemnitee had reasonable cause to believe his or her conduct was unlawful, then such Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to such Indemnitee of its election so to assume such defense, the Corporation shall not be liable to such Indemnitee for any legal or other expenses subsequently incurred by such Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4 of this Article SEVENTH. Such Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of such Indemnitee unless (i) the employment of counsel by such Indemnitee has been authorized by the Corporation, (ii) counsel to such Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and such Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for such Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article SEVENTH. The Corporation shall not be entitled, without the consent of such Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for such Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify such Indemnitee under this Article SEVENTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on such Indemnitee without such Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5. Advance of Expenses. Subject to the provisions of Section 6 of this Article SEVENTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article SEVENTH, any expenses (including attorneys’ fees) incurred by or on behalf of an Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of such Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of such Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article SEVENTH; and provided further that no such advancement of expenses shall be made under this Article SEVENTH if it is determined (in the manner described in Section 6 of this Article SEVENTH) that (i) such Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, such Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of such Indemnitee to make such repayment.

6. Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article SEVENTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of such Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article SEVENTH (and none of the circumstances described in Section 4 of this Article SEVENTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that such Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article SEVENTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 of this Article SEVENTH only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7. Remedies. The right to indemnification or advancement of expenses as granted by this Article SEVENTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because an Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article SEVENTH that an Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that an Indemnitee has not met the applicable standard of conduct. An Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing such Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in any suit brought by an Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL.

8. Limitations. Notwithstanding anything to the contrary in this Article SEVENTH, except as set forth in Section 7 of this Article SEVENTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article SEVENTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article SEVENTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

9. Subsequent Amendment. No amendment, termination or repeal of this Article SEVENTH or of the relevant provisions of the DGCL or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10. Other Rights. The indemnification and advancement of expenses provided by this Article SEVENTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in such Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such Indemnitee. Nothing contained in this Article SEVENTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article SEVENTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article SEVENTH.

11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article SEVENTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of such Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify such Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which such Indemnitee is entitled.

12. Primacy of Indemnification. The Corporation hereby acknowledges that an Indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by S.A.C. Private Capital Group, LLC and/or certain of its affiliates (collectively, the “Fund Indemnitors”). The Corporation hereby agrees (i) that as between the Corporation and the Fund Indemnitors, the Corporation is the indemnitor of first resort with respect to matters which are the subject of indemnification or advancement of expenses under this Article SEVENTH (i.e., its obligations to the Indemnitees are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnitees are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Indemnitees and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by these Articles (or any agreement between the Corporation and the Indemnitee), without regard to any rights the Indemnitee may have against the Fund Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of any Indemnitee with respect to any claim for which the Indemnitee has sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of an Indemnitee against the Corporation.

13. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

14. Savings Clause. If this Article SEVENTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article SEVENTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

15. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

EIGHTH.

1. To the fullest extent permitted by law, the Corporation acknowledges that: (i) S.A.C. Private Capital Group, LLC, its affiliates (other than the Corporation), and its and their respective partners, members, officers, directors and employees, and each Paragraph (2) Person (as defined below) (collectively, the “Exempt Persons”) shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly (a) engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, including those deemed to be competing with the Corporation or any of its subsidiaries, (b) do business with any client, customer or vendor of the Corporation or any of its subsidiaries or (c) enter into and perform one or more agreements (or modifications or supplements to pre-existing agreements) with the Corporation or any of its subsidiaries, including, in the cases of clauses (a), (b) or (c), any such matters as may be corporate opportunities; and (ii) no Exempt Person nor any officer, director or employee thereof shall be deemed to have breached any duties (fiduciary, contractual or otherwise), if any, to the Corporation, any of its subsidiaries or its stockholders solely by reason of any Exempt Person engaging in any such activity or entering into such transactions, including any corporate opportunities.

2. The Corporation and its subsidiaries shall have no interest or expectation in, nor right to be informed of, any corporate opportunity, and in the event that any Exempt Person acquires knowledge of a potential transaction or matter which may be a corporate opportunity, such Exempt Person, to the fullest extent permitted by law, has no duty (fiduciary, contractual or otherwise) or obligation to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries, stockholders or to any other person and shall not, to the fullest extent permitted by law, be liable to the Corporation or any of its subsidiaries, stockholders or any other person for breach of any fiduciary duty as a director, officer or stockholder of the Corporation or any of its subsidiaries by reason of the fact that any Exempt Person acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to the Corporation or its subsidiaries, stockholders or any other person, and the Corporation and its subsidiaries, to the fullest extent permitted by law, waive and renounce any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates; provided, that if an opportunity is expressly communicated to a Paragraph (2) Person in his or her capacity as a director or officer of the Corporation or subsidiary of the Corporation for the express purpose of causing such opportunity to be communicated to the Corporation or such subsidiary, then such Paragraph (2) Person shall satisfy his or her fiduciary obligation, if any, by communicating the opportunity, or, in lieu thereof, the identity of the party initiating the communication, to the board of directors. For the purposes of this Certificate of Incorporation, (a) “corporate opportunity” shall include, without limitation, any potential transaction, investment or business opportunity or prospective economic or competitive advantage in which the Corporation or any of its subsidiaries could have any expectancy or interest; and (b) “Paragraph (2) Person” shall mean any director or officer of the Corporation or any of its subsidiaries who is also a director, officer or employee of any of S.A.C. Private Capital Group, LLC, its affiliates (other than the Corporation), and its and their respective partners and members.

EXHIBIT B

EXECUTION VERSION

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of December 17, 2009 (this “Limited Guarantee”), by S.A.C. Capital Management, LLC (the “Guarantor”) in favor of Airvana, Inc. (the “Guaranteed Party”).

1. LIMITED GUARANTEE.  To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of December 17, 2009 (as amended, restated, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Merger Agreement”), by and among the Guaranteed Party, 72 Mobile Acquisition Corp. and 72 Mobile Holdings, LLC (the “Buyer”), pursuant to which and subject to the terms and conditions of which the Guaranteed Party will become a wholly owned subsidiary of the Buyer (the “Merger”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, on the terms and conditions set forth herein the due and punctual payment as and when due of the payment obligations of Buyer with respect to (a) the Buyer Termination Fee, subject to the limitations of the Merger Agreement, (b) any amounts payable by Buyer pursuant to Section 8.3(e) of the Merger Agreement in respect of the Buyer Termination Fee, subject to the limitations of the Merger Agreement, (c) any amounts payable by Buyer pursuant to Section 5.4(d) of the Merger Agreement; (d) any amounts payable by Buyer pursuant to Section 6.13 of the Merger Agreement and (e) any amounts payable by Buyer pursuant to Section 6.16 of the Merger Agreement ((a) through (e) collectively, the “Obligations”), provided that notwithstanding anything to the contrary contained in this Limited Guarantee, in no event shall the Guarantor’s aggregate liability under this Limited Guarantee exceed $25,000,000.00, plus any amounts payable by Buyer pursuant to Section 8.3(e) of the Merger Agreement in respect of the Buyer Termination Fee, plus any Reimbursement Obligations, less the portion of the foregoing amounts, if any, indefeasibly paid to the Guaranteed Party by the Buyer that is not rescinded or otherwise returned, the Transitory Subsidiary or any other Person (the “Cap”), it being understood that this Limited Guarantee may not be enforced without giving effect to the Cap. The Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay any amount to the Guaranteed Party under, in respect of, or in connection with this Limited Guarantee, the Equity Commitment Letter, the Merger Agreement or the transactions contemplated hereby and thereby other than as expressly set forth herein. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each capitalized term used but not defined herein shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided.

If the Buyer fails to pay the Obligations when due, then all of the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of such Obligations shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, take any and all actions available hereunder or under applicable law to collect the Obligations from the Guarantor. In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations (subject to the Cap) regardless of whether any action is brought against the Buyer.

The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if the Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is judicially determined that the Guarantor is required to make such payment hereunder. Amounts payable to the Guaranteed Party pursuant to the previous sentence shall be referred to herein as the “Reimbursement Obligations”.

2. NATURE OF GUARANTEE.  The Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by the Buyer or the Transitory Subsidiary. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations (subject to the Cap) as if such payment had not been made. This Limited Guarantee is an unconditional and continuing guarantee of payment and not of collection, and the Guaranteed Party shall not be required to proceed against the Buyer or the Transitory Subsidiary before proceeding against the Guarantor hereunder.

3. CHANGES IN OBLIGATION, CERTAIN WAIVERS.  The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligations, and may also make any agreement with the Buyer or the Transitory Subsidiary for the extension or renewal thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against the Buyer or the Transitory Subsidiary; (b) any change in the time, place or manner of payment of any of the Obligations, or any rescission, waiver, compromise, consolidation, or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof; (c) the addition or substitution of any entity or other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of the Buyer, the Transitory Subsidiary or any Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) the existence of any claim, set-off or other right which the Guarantor may have at any time against the Buyer, the Transitory Subsidiary or the Guaranteed Party or any of their respective Affiliates, whether in connection with the Obligations or otherwise except as provided herein; (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Obligations; (g) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Buyer, the Transitory Subsidiary or any other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; and (h) any discharge of the Guarantor as a matter of applicable law (other than as a result of, and to the extent of, payment of the Obligations in accordance with the terms of the Merger Agreement). To the fullest extent permitted by applicable law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium or other similar applicable law now or hereafter in effect, and all suretyship defenses generally (other than fraud by the Guaranteed Party or any of its Affiliates or defenses to the payment of the Obligations that are available to Buyer under the Merger Agreement or breach by the Guaranteed Party of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers, agreements, covenants, obligations and other terms in this Limited Guarantee are knowingly made and agreed to in contemplation of such benefits. The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, directly or indirectly, any proceeding or bring any other claim arising under, in respect of or in connection with the Equity Commitment Letter, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any Non-Recourse Party (as defined in Section 9 herein), except for claims against the Guarantor under this Limited Guarantee (subject to the limitations described herein) and claims under the Confidentiality Agreement. The Guarantor hereby covenants and agrees that it shall not assert, directly or indirectly, in any proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

4. NO WAIVER; CUMULATIVE RIGHTS.  For so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof, no failure to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, the Buyer, the Transitory Subsidiary or any other Person now or hereafter liable for any Obligation or interested in the transactions contemplated by the Merger Agreement prior to proceeding against the Guarantor.

5. REPRESENTATIONS AND WARRANTIES.  The Guarantor hereby represents and warrants that:

(a) It has all requisite limited liability company power and authority to execute, deliver and perform this Limited Guarantee; the execution, delivery and performance of this Limited Guarantee have been duly and validly authorized by all necessary action, and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents, or any applicable law or contractual restriction binding on the Guarantor or its assets; and the Person executing and delivering this Limited Guarantee on behalf of the Guarantor is duly authorized to do so;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental entity necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c) this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor (or its permitted assignee pursuant to Section 6 hereof) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6. NO ASSIGNMENT.  Neither this Limited Guarantee nor any right or obligation hereunder may be assigned by any party (by operation of law or otherwise) without the prior written consent of the other party, except that, without the prior written consent of the Guaranteed Party, this Limited Guarantee may be assigned, in whole or in part, by the Guarantor to one or more of its Affiliates or to one or more investment funds sponsored or managed by the Guarantor or one or more of its Affiliates; provided, that any such assignment will not release the Guarantor from its obligations hereunder. Any attempted assignment in violation of this section shall be null and void.

7. NOTICES.  All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

if to the Guarantor:

c/o S.A.C. Capital Advisors, L.P.
72 Cummings Point Road
Stamford, Connecticut 06902
Attention: General Counsel
Facsimile: (203) 823-4209

with a copy to (which alone shall not constitute notice):

Simpson Thacher & Bartlett LLP
1999 Avenue of the Stars — 29th Floor
Los Angeles, CA 90067
Attention: Daniel Clivner
Facsimile: (310) 407-7502

If to the Guaranteed Party, as provided in the Merger Agreement.

8. CONTINUING GUARANTEE.  This Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and permitted assigns until the Obligations have been paid in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest of (i) the Closing in accordance with the terms of the Merger Agreement, including payment of the Merger Consideration, (ii) the valid termination of the Merger Agreement in accordance with its terms under circumstances set forth in the Merger

Agreement in which Buyer would not be obligated to pay the Buyer Termination Fee and (iii) the payment to the Guaranteed Party by any combination of Buyer and/or the Guarantor of the full amount of the Obligations. Notwithstanding any other term or provision of this Limited Guarantee, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or any other provisions of this Limited Guarantee are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any Non-Recourse Party with respect to the transactions contemplated by the Merger Agreement other than liability of the Guarantor under this Limited Guarantee (as limited by the provisions of Section 1) or under the Confidentiality Agreement, then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party, and (z) neither the Guarantor, nor any Non-Recourse Parties shall have any liability to the Guaranteed Party or any of its Affiliates with respect to the Equity Commitment Letter, the Merger Agreement or the transactions contemplated by the Merger Agreement or under this Limited Guarantee.

9. NO RECOURSE.  Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no Person other than the Guarantor has any obligation hereunder and that, notwithstanding that the Guarantor and/or certain investment managers, managers or general partners of it or its Affiliates may be partnerships or limited liability companies, the Guaranteed Party has no right of recovery under this Limited Guarantee, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates (other than the Guarantor or any assignee under Section 6) including, for the avoidance of doubt, S.A.C. Private Capital Group, LLC, members, managers or general or limited partners of the Guarantor or Buyer, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than the Guarantor or any assignee under Section 6) or agent of any of the foregoing (collectively, each of the foregoing but not including the Buyer, the Transitory Subsidiary or their respective assignees themselves, a “Non-Recourse Party”), through Buyer or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Buyer against any Non-Recourse Party (including a claim to enforce the Equity Commitment Letter), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, and the Guaranteed Party further covenants, agrees and acknowledges that the only rights of recovery that the Guaranteed Party has in respect of the Equity Commitment Letter, the Merger Agreement or the transactions contemplated thereby against any Non-Recourse Party are its rights (i) to recover from the Guarantor (but not any Non-Recourse Party) under and to the extent expressly provided in this Limited Guarantee and subject to the Cap and the other limitations described herein and (ii) under the Confidentiality Agreement. The Guaranteed Party acknowledges and agrees that Buyer has no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Buyer unless and until the Closing occurs. Other than with respect to a claim brought under the Confidentiality Agreement, recourse against the Guarantor under and pursuant to the terms of this Limited Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Equity Commitment Letter, the Merger Agreement or the transactions contemplated thereby, including by piercing of the corporate veil or a claim by or on behalf of Buyer. The Guaranteed Party hereby covenants and agrees that it shall not institute, and it shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Equity Commitment Letter, the Merger Agreement or the transactions contemplated thereby against the Guarantor or any Non-Recourse Party except for claims against the Guarantor under this Limited Guarantee and claims under the Confidentiality Agreement. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person including the Guarantor, except as expressly set forth herein.

10. GOVERNING LAW; JURISDICTION.  This Limited Guarantee shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties to this Limited Guarantee (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Limited Guarantee, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Limited Guarantee in any other court, and (e) agrees that service of process upon such party in any action or proceeding shall be effective under any manner permitted under the laws of the State of Delaware. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any such action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

11. WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS EXPRESSED ABOVE.

12. COUNTERPARTS.  This Limited Guarantee may be executed in any number of counterparts (including by facsimile and via email by .pdf delivery), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

13. NO THIRD PARTY BENEFICIARIES.  Except as provided in Section 9, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

14. CONFIDENTIALITY.  This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document by the Guaranteed Party or its Affiliates except with the prior written consent of the Guarantor in each instance; provided that no such written consent is required for any disclosure of the existence of this Limited Guarantee to the legal, financial and accounting advisors to the Guaranteed Party, or to the extent required by applicable law, by the applicable rules of any national securities exchange, in connection with any SEC filing relating to the Merger or in connection with any litigation relating to the Merger, the Merger Agreement and the transactions contemplated thereby and hereby.

15. MISCELLANEOUS.

(a) This Limited Guarantee contains the entire agreement between the parties relative to the subject matter hereof and supersedes all prior agreements and undertakings between the parties with respect to the subject matter hereof. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing.

(b) Any term or provision hereof that is prohibited or unenforceable in any situation in the agreed-upon jurisdiction shall be ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Section 1 hereof and the provisions of Sections 8 and 9 and this Section 15(b).

(c) When a reference is made in this Limited Guarantee to a Section, such reference shall be to a Section of this Limited Guarantee unless otherwise indicated. The headings contained in this Limited Guarantee are for reference purposes only and shall not affect in any way the meaning or interpretation of this Limited Guarantee. Whenever the words “include,” “includes” or “including” are used in this Limited Guarantee, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Limited Guarantee shall refer to this Limited Guarantee as a whole and not to any particular provision of this Limited Guarantee. The definitions contained in this Limited Guarantee are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a “person” will be interpreted broadly to include, without limitation, any individual, corporation, company, group, partnership, limited liability company, other entity or any governmental representative or authority, as well as such person’s permitted successors and assigns.

(d) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be duly executed and delivered as of the date first written above.

GUARANTOR:

S.A.C. CAPITAL MANAGEMENT, LLC

By:
Name:

Title:

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be duly executed and delivered as of the date first written above.

GUARANTEED PARTY:

AIRVANA, INC.

By:
Name:

Title:

[Signature Page to Limited Guarantee]

EXHIBIT C

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Termination Agreement”) is entered into as of [          ] [          ], [          ], by and among Airvana, Inc., a Delaware corporation (the “Company”), and the undersigned parties (each, a “Releasor”).

WHEREAS, the Company, 72 Mobile Holdings, LLC, a Delaware limited liability company (“Buyer”), and 72 Mobile Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Buyer (“Transitory Subsidiary”), are parties to that certain Agreement and Plan of Merger, dated as of December 17, 2009 (the “Merger Agreement”);

WHEREAS, each Releasor and the stockholders of the Company will receive a significant financial benefit in connection with the consummation of the transactions contemplated by the Merger Agreement;

WHEREAS, each Releasor is a party to the Third Amended and Restated Investor Rights Agreement, dated June 6, 2007 (the “Investor Rights Agreement”), between or among such Releasor, on the one hand, and the Company, on the other hand; and

WHEREAS, Section 2.7(b)(9) of the Interim Investors Agreement, dated as of December 17, 2009, the (the “Interim Investors Agreement”) by and among the Buyer and Transitory Subsidiary, and the other parties thereto, and Section 6.15 of the Merger Agreement, contemplate that each Releasor and the Company shall execute and deliver this Termination Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Definitions.  Capitalized terms used but not defined in this Termination Agreement shall have the meanings ascribed thereto in the Merger Agreement.

2. Termination of the Investor Rights Agreement.  Each of the Company and the Releasors hereby agrees that the Investor Rights Agreement is hereby amended such that it shall automatically terminate and be of no further force or effect and that no rights thereunder shall survive, effective as of immediately prior to the Effective Time.

3. Release.  For good and valuable consideration, the receipt and legal sufficiency of which is acknowledged by each Releasor, each Releasor (on its own behalf and on behalf of its Affiliates, successors, assigns, heirs, executors, attorneys and agents), effective as of the Effective Time, releases, waives and discharges each of the Company and its Affiliates and their respective officers, directors, stockholders, partners, members, agents, successors and assigns (collectively, the “Released Persons”) from any and all causes of action, debts, sums of money, covenants, agreements, promises, damages, judgments, claims and demands whatsoever (including those sounding in contract or tort, in each case, whether current or prospective), fees, costs and losses of any kind whatsoever (whether direct, indirect, consequential, incidental or otherwise), known or unknown, in its own right or derivatively, in law or equity (collectively, the “Claims”), that in any way arise from or out of, are based upon, or relate to the Investor Rights Agreement, and any Claims that may have been brought thereunder. This Section 3 is for the benefit of the Released Persons and shall be enforceable by any of them directly against each Releasor. With respect to such Claims, each Releasor hereby expressly waives any and all rights conferred upon him, her or it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his, her or its favor at the time of executing the release, which if known by him, her or it would have materially affected his, her or its settlement with the released party.

4. Representations and Warranties.  Each party hereto represents and warrants to the other parties hereto that: (i) it has the requisite entity power and authority, or if an individual, legal capacity, to enter into and perform its obligations under this Termination Agreement; (ii) the execution, delivery and performance of this Termination Agreement have been duly and validly authorized; and (iii) this Termination Agreement has been duly and validly executed and delivered by each party hereto and constitutes a valid and binding agreement of such party, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance,

C-1

reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing. The Releasors hereby represent to the Company that such Releasors hold a majority of the shares of Common Stock (as defined in the Investor Rights Agreement) issued or issuable upon conversion of the Registrable Shares (as defined in the Investor Rights Agreement) by Preferred Investors (as defined in the Investor Rights Agreement) and that the consent of no other person other than the Company is required to amend the Investor Rights Agreement even though all parties to the Investor Rights Agreement will be affected by the execution of this Termination Agreement.

5. Termination.  Notwithstanding any provision in this Termination Agreement to the contrary, in the event that the Merger Agreement is terminated pursuant to the terms thereof, this Termination Agreement shall automatically terminate and shall be null and void.

6. Amendment; Waiver.  This Termination Agreement may not be amended other than in an instrument in writing signed by all of the parties hereto and Buyer and may not be waived other than in an instrument in writing signed by the party granting such waiver and Buyer.

7. Successors.  This Termination Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

8. Counterparts.  This Termination Agreement may be executed in one or more counterparts, which when taken together shall constitute one and the same agreement.

9. Severability.  Any term or provision of this Termination Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Termination Agreement in any other jurisdiction. If any provision of this Termination Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

10. Third Party Beneficiary.  Buyer is a third party beneficiary to this Agreement and has the right to enforce this Agreement directly.

11. Governing Law; Submission to Jurisdiction.  This Termination Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties to this Termination Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Termination Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Termination Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any such action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

12. Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS TERMINATION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS TERMINATION AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13. Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Termination Agreement was not performed in accordance with the terms hereof and that the parties hereto, including Buyer as a third party beneficiary, shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Remainder of Page Left Blank Intentionally]

C-2

IN WITNESS WHEREOF, the undersigned have caused this Termination Agreement to be executed as of the date first written above.

COMPANY:

[               ]

By:

Name:

Title:

RELEASORS:

[               ]

By:

Name:

Title:

[               ]

By:

Name:

Title:

[               ]

By:

Name:

Title:

[Signature Page to Termination Agreement]